As filed with the Securities and Exchange Commission on December 23, 2013

REGISTRATION NO. 333 - 188003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 5 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

eBULLION, INC.
(Exact name of registrant as specified in its charter)

Delaware	5050	46-2323674
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

eBullion, Inc.
80 Broad Street, 5th Floor
New York, New York 10004
Telephone (212) 837-7858
(Address and telephone number of principal executive offices and principal place of business)

Hank Gracin, Esq.
Leslie Marlow, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)(4)
Shares of common stock, par value $0.0001	500,000	$0.50	$250,000	$34.10

Total shares being registered	500,000		$250,000	$34.10

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the recent sales of unregistered securities in April 2013.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as 0.00013640 of the aggregate offering price.

(4) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2013

PRELIMINARY PROSPECTUS

eBULLION, INC.

500,000 SHARES OF COMMON STOCK

This prospectus relates to the resale and other disposition from time to time of up to 500,000 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” on page 28. The shares of common stock offered consist of 500,000 shares of our common stock. We issued all of the issued securities described above in private placement transactions completed prior to the filing of this registration statement.

The shares included in this prospectus may be reoffered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 30 of this prospectus. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from the sales by the selling stockholders. Instead, the shares may be offered and sold from time to time by the selling shareholders at a fixed price of $0.50 per share until the shares are quoted, if ever, on the OTC Bulletin Board or another exchange and thereafter at prevailing market prices or privately negotiated prices. We may receive proceeds from any exercise of outstanding warrants if and when such warrants are exercised for cash.

Our common stock does not presently trade on any exchange or electronic medium. Although we hope to be quoted on the OTC Bulletin Board, no assurance can be given that our common stock will be quoted on the OTC Bulletin Board or any other quotation service.

We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements.

Investing in the Company’s securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” which begin on page 4 of this prospectus before making a decision whether to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2013.

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

The following summary highlights material contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus. References to the “Company”, “we,” “us,” and “our” are references to the combined business of eBullion, Inc, a Delaware  corporation and its wholly owned subsidiary, Man Loong Bullion Company Limited, (“Man Loong”) a Hong Kong limited liability company.

Business Overview

ITEM 1. BUSINESS

Business Overview

Since April 3, 2013, through our subsidiary Man Loong Bullion Company Limited, a Hong Kong limited liability company (“Man Loong”), we have been an electronic trading member of the Chinese Gold and Silver Exchange Society (“CGSE”), a self-regulatory organization registered in Hong Kong which acts as an exchange for the trading of gold and silver. Man Loong holds a Type AA License with the CGSE, which it uses to provide an electronic trading platform which customers of its agents can use to place trades in a CGSE price contract for Kilo Gold and Loco London Gold and Silver via the electronic trading platform or a telephonic transaction system. The agents’ customers can access their account to check their gain/loss on their trading position 24 hours a day 7 days a week through Man Loong’s electronic trading platform. Man Loong contracts with independent agents, each with their own customers that seek to place trades for gold and silver price contracts with the CGSE using Man Loong’s electronic trading platform, which is linked to the CGSE’s electronic trading platform by reason of Man Loong’s membership in the CGSE. All transactions and technologies used to execute trades are consummated and located at Man Loong’s principal offices in Hong Kong. The various independent sales agents who use Man Loong’s services, together with the agents’ customer base, are located in Hong Kong and in the People’s Republic of China. Neither we, nor Man Loong, conducts business in the United States or has agents, or any agreements with agents, or facilitate trades with any customers of agents, that reside in the United States.

The electronic trading platform, which is located in Hong Kong, is licensed by Man Loong from True Technology Company Limited (“True Technology”), a company organized under the laws of Hong Kong, and owned by Mr. Choi, our Chief Executive Officer and 49.5% stockholder and Mr. Wong, one of our directors and stockholders.  The electronic trading platform provides the various independent sales agents and their customers with CGSE price quotations on gold and silver price contracts, on a Loco London basis, as well as information updates on the gold and silver market, based on an evaluation of third-party market pricing sources such as Reuters or Bloomberg. The electronic trading platform also provides an agent’s customers with up-to-date market data, trade reports and gain/ loss reports to assist them in evaluating their portfolio and effecting  trades.  In addition, the electronic trading platform communicates and confirms all of the trades that are placed by Man Loong agents and their customers with the CGSE and provides the agents and their customers with confirmation codes which confirm execution of the trades.

Man Loong’s membership in the CGSE allows it to provide its electronic trading platform to facilitate trades on behalf of the agent’s customers and/or the agents themselves, who can purchase trading positions in gold and/or silver on the CGSE, without Man Loong being required to become a counterparty to the trade or having to purchase or sell, as principal, any of the gold or silver subject to the price contract being traded. Man Loong merely operates an electronic trading platform which it licenses from True Technology that allows agents’ customers to directly place trades and become the actual counterparty to the trade for a price contract, which is a product created by the CGSE for electronic trading that does not involve the physical transfer or delivery of any actual gold or silver.

The process for effectuating trades on Man Loong’s platform are as follows: (i) orders are placed by the agents’ customers on the trading platform; (ii) the platform, which has a direct connection with the GCSE, communicates the order to the CGSE; (iii) the GCSE matches the trade with a counterparty in the market, which counterparty is unknown to Man Loong, its agents’ and their customers; (iv) the CGSE then confirms the trade and returns an official confirmation number to the customer through Man Loong’s trading platform. The customer can use the confirmation code to verify on the CGSE website the completion of its trade. The trading position represented by the gold or silver price contract remains open until the customer places a trade order using the same procedures set forth in the preceding sentence, to close the open position.  Man Loong, through its platform helps facilitate the trade as an official member of the CGSE and earns a commission for its services. Moreover, the gold or silver price contracts do not involve the physical transfer or delivery of any actual gold or silver as there is no physical asset securing the price contract.
Man Loong enters into an agency agreement with each agent for which it repeatedly processes trades pursuant to which the agent agrees to pay a commission to Man Loong for each trade that Man Loong processes and the agent acknowledges that Man Loong has no responsibility for any trading losses suffered by it or its customers for the trades executed on their behalf.  Man Loong does not accept customers directly without an agent representative and does not enter into agreements directly with customers.  Any customer that seeks to open a trading account directly with Man Loong is assigned to an agent and is required to execute an agreement with an agent prior to placing a trade. Man Loong receives a commission from the agents ranging from $20 to $40 per trade processed by it regardless of the purchase price paid or received for the gold or silver contract and the agent assumes the sole responsibility to Man Loong and the CGSE for payment of the purchase price of the gold or silver contract traded by it or its customers and for any loss recognized on those trades.

The agents often use Man Loong’s offices and conference rooms as a physical place to meet with existing and potential customers, and Man Loong provides a dedicated investment center where agents and their customers can access the electronic trading platform to place and process price contract orders for gold, and silver and obtain up-to-date market data, trade reports and gain/ loss reports to assist them in evaluating their portfolio and effecting  trades.

All of Man Loong’s revenue is derived from the commissions it receives on each trade for which it processes through the electronic trading platform it licenses from True Technology. For our fiscal years ended March 31, 2013 and 2012, Man Loong’s revenue was approximately $2.8 million and $2.0 million, respectively, and its net income was $0.54 million and $0.25 million, respectively. For the three month periods ended September 30, 2013 and 2012, Man Loong’s revenue was approximately $0.82 million and $0.21 million, respectively, and its net income (loss) was $0.006 million and $(0.16) million, respectively. For the six month periods ended September 30, 2013 and 2012, Man Loong’s revenue was approximately $1.9 million and $0.45 million, respectively, and its net income (loss) was $0.30 million and $(0.29) million, respectively.

Our principal offices are located at 80 Broad Street, New York, New York 10004, (212) 837-7858.  Man Loong currently has one office in Hong Kong.  Man Loong’s principal executive offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at Man Loong’s principal executive office is +852-2155-3999. All of Man Loong’s transactions and the technologies, including the servers that carry out these transactions, are all processed and located in Hong Kong.

Our Corporate History and Background

We were incorporated under the laws of the State of Delaware on January 28, 2013. We were initially formed to develop software for use in on-line trading of gold and silver contracts. Since the acquisition of Man Loong, our business development focus has been, and we expect will continue to be, solely on increasing Man Loong’s market share for the on-line trading of gold and silver contracts within the Hong Kong market while developing a business model for the on-line trading of gold and silver contracts by Man Loong in the People’s Republic of China.

Acquisition of Man Loong On April 3, 2013, we entered into a Contribution Agreement with the shareholders of Man Loong, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong from its stockholders, in exchange for 50,760,000 newly issued shares of our common stock, par value $0.0001. After the transaction, Man Loong became our wholly owned subsidiary.

As a result of the acquisition, we have assumed the business and operations of Man Loong.  Man Loong, which was incorporated in 1974 in Hong Kong and was re-registered in 2009 under Hong Kong law as a limited liability company, was organized to facilitate the trading of precious metals contracts. Man Loong initially provided an electronic trading platform that offered one-stop electronic trading in Hong Kong, and in 2010, expanded its services to include the trading for its agent’s customers and not as principal, of gold and silver contracts in mainland China. Man Loong currently has one office in Hong Kong and 10 independent agents in mainland China located in Shanghai, Guangdong and Fujian provinces.

The acquisition of Man Loong was treated for accounting purposes as a reverse merger with eBullion acquiring 100% of the outstanding common stock of Man Loong in exchange for 50,760,000 newly issued shares of our common stock, par value $.0001. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Man Loong. For accounting purposes, the reverse merger of eBullion, Inc. with Man Loong has been treated as a recapitalization with no adjustment to the historical book and tax basis of either companies’ assets or liabilities.

Our Corporate Structure Our primary business operations are conducted through our Hong Kong operating subsidiary, Man Loong. For ease of reference, below is a chart that presents our current corporate structure.

Our principal executive offices are located at 80 Broad Street, New York, New York 10004 and Man Loong’s principal offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at our principal executive offices is (212) 837-7858 and Man Loong’s principal executive office is +852-2155-3999. All of our transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

The Offering

Shares of our common stock offered for re-sale by the Selling Stockholders pursuant to this prospectus	500,000

Common stock currently outstanding	51,260,000

Proceeds to the Company	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any Selling Stockholder.

Risk Factors	There are significant risks involved in investing in our Company. For a discussion of risk factors you should consider before buying our common stock see “Risk Factors” beginning on page 3

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, which set forth all of the material risk factors of the Company, together with all of the other information included herein before making an investment decision.  If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Restricted access to Man Loong’s website, could lead to significant operating disruptions, a negative customer experience or the loss of agents and their customers.

If any enterprises or professional organizations, including governmental agencies, blocked access to Man Loong’s website or the Internet generally for a number of reasons including due to  security or confidentiality concerns or regulatory reasons, or if any government of any jurisdiction in which we or Man Loong are considered to be carrying on business in may block or suspend internet transmission capabilities, Man Loong’s business would experience significant operating disruptions because our revenues are generated through the commissions Man Loong receives for the trades placed through the electronic trading platform it licenses from True Technology which requires internet transmission capabilities to operate.  If these entities were to block or limit access to Man Loong’s website or adopt policies restricting its ability to provide its agents’ customers accurate and up-to-date information, the functionality of Man Loong’s electronic trading platform could be negatively impacted, which could adversely affect its ability to retain and attract commission business from agents and their customers.

All of our revenue is based upon Man Loong’s trade commissions which are themselves influenced by trading volume and volatility and economic conditions that are beyond our control.

Any volatility in the global financial markets has an impact on Man Loong’s commissions and therefore its revenue.   Many countries have recently experienced recessionary conditions. Our revenue is influenced by the general level of trading activity in the gold and silver market because all of our revenue is derived from the commission Man Loong receives on each trade that it facilitates, which is a fixed commission of $20-40 per trade. Our revenue and operating results may vary significantly from period to period primarily due to movements and trends in the world’s currency markets, volatility in the market price of gold and silver and fluctuations in trading levels. Recently, Man Loong has experienced greater trade volume and it has generally experienced greater trading volume in periods of volatile markets as during such periods there tends to be increased trading.  In the event Man Loong experiences lower levels of economic and market volatility, trading volume will typically decrease and therefore Man Loong’s commission revenues will likely be negatively affected.  Like other financial services firms, our business and profitability and Man Loong’s are directly affected by elements that are beyond our and its control, such as economic and political conditions, broad trends in business and finance, changes in the volume of transactions, changes in supply and demand for precious metals, movements in currency exchange rates, changes in the financial strength of market participants, legislative and regulatory changes, changes in the markets in which such transactions occur, changes in how such transactions are processed and disruptions due to terrorism, war or extreme weather events. Any one or more of these factors, or other factors, may adversely affect our business and results of operations and cash flows. As a result, period-to-period comparisons of our operating results may not be meaningful and our future operating results may be subject to significant fluctuations or declines.

The Company’s financial statements had been prepared assuming that the Company will continue as a going concern.

The Company has incurred a loss since inception, has an accumulated deficit, has generated losses to date and has limited working capital and may be unable to further raise equity. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The report of the Company’s independent registered public accounting firm for the period from January 28, 2013 (inception) to March 31, 2013 includes an explanatory paragraph expressing substantial doubt about its ability to continue as a going concern. The going concern opinion may affect the Company’s ability to obtain financing because investors may be hesitant to invest in a company if its auditors make such a disclosure.

Competitive trading systems could force Man Loong to reduce its commissions and negatively impact revenue.

Any increased competition to Man Loong’s platform through the development of faster or more capable execution programs could reduce the volume of trades or force Man Loong to reduce its commission on each trade to continue to attract commission business from the various sales agents seeking to use Man Loong to process their customers' trades on the CGSE.  In addition, new and enhanced alternative trading systems have emerged as an option for individual and institutional investors to carry out proprietary trades, which also could result in reduced commissions.

All of our revenue and operating profits are derived from Man Loong’s role as a service provider. In its role as a service provider, Man Loong derives a fixed amount of commission from each trade that it facilitates.

Man Loong may also experience reduced trade volumes from competition from computer-generated buy and sell programs and other technological advances and regulatory changes in the precious metals market that may continue to tighten spreads on precious metals transactions. In addition, new and enhanced alternative trading systems have emerged as an option for individual and institutional investors to avoid directing their trades through retail trade facilitators, which could result in reduced revenue derived from our precious metal trade facilitation business. Man Loong may also face price competition from its competitors.

Man Loong may be exposed to unidentified or unexpected risks if its risk management policies and procedures are not effective.

Man Loong relies on a combination of technical and human controls and supervision to protect it against certain risks. Man Loong’s policies, procedures and practices are used to identify, monitor and control a variety of risks, including risks related to human error, hardware and software errors, market movements, fraud and money-laundering, are established and reviewed by its management.  Man Loong’s approach is discretionary by nature and applied on a case by case basis and developed internally by Man Loong based on historical market behavior and standard industry practices. These risk management methods may not adequately prevent losses and may not protect Man Loong against all risks or less than anticipated, in which case our business, financial condition and results of operations and cash flows may be materially adversely affected.

These methods may also be subject to error and failure and therefore may not adequately prevent losses due to technical errors or if testing and quality control practices are not effective in preventing software or hardware failures. Additionally, although Man Loong has risk-management policies, control systems and compliance manuals set in place, there can be no guarantee given that such policies, systems, and manuals will be effectively applied in every circumstance by our staff. These methods include the installation of technology that rejects trades from the customers of agents unless they maintain a minimum amount of cash on deposit with the agent or Man Loong in their bank accounts in order to ensure settlement of the purchase price of gold or silver price contracts and the payment of their trading losses, if any, to the customer’s agent who is counterparty to the trade. For example, employees could override the system and either reduce minimum account balances to an insufficient amount or theoretically waive such requirement, thereby exposing our agents to the risk of nonpayment of the purchase price of gold or silver price contracts and their customers trading losses, if any, and exposing us to a claim by the agent based on our failure to follow our own risk management guidelines. Under certain circumstances Man Loong may elect, in consultation with the affected agents, to adjust its risk-management policies to allow for an increase in risk tolerance such as reduction of minimum account balances, especially with long term customers, which could expose its agents to the risk of greater losses. The agents typically require that all of their customers maintain a minimum balance of $1,289 USD in the agent’s or Man Loong’s segregated bank account and, as an accommodation to its agents, Man Loong monitors the customer’s total net trading position. Each of the agent’s customers enter into an agreement with the agent that directs the agent to either deposit funds into an account maintained by the agent or Man Loong’s segregated bank account and authorizes the agent to withdraw money from such accounts as needed to cover losses and pay associated fees. If at any time the agent’s customer’s unrealized trading losses are 80% or more of the deposit balance in the customer’s account, Man Loong’s system alerts Man Loong to request an increase in the agent’s customer’s deposit balance. Typically, the agent’s customer’s trading account is frozen until the deposit balance is increased. In the event the unrealized trading losses equal the deposit balance, the agent’s customer’s trading account is immediately frozen and closed, the system closes the trading positions with the CGSE and the deposit balance maintained in Man Loong’s account is paid to the agent so that the agent can fund any trading losses with the CGSE. If the agent does not cover its customer’s trading losses with the CGSE, Man Loong will still not be responsible for any trading losses and the agent will likely lose its right to engage in future trading through the CGSE pending funding of the open loss position. Deviations from such policies could subject Man Loong’s agents to risk.

We do not own the trading platform upon which our business operates and if the license was terminated our business would experience significant operating disruptions.

Man Loong licenses the software that is utilized to run its electronic trading platform from True Technology, an entity owned by our Chief Executive Officer and one of our directors and shareholders pursuant to the terms of a license agreement that can be terminated by True Technology at any time. Although Man Loong’s agreement with True Technology prohibits True Technology from licensing the technology that it develops for Man Loong to any other third party and we believe that we could take the customized version of the technology and migrate it to another platform or that alternative software programs are available or could be developed by other third parties or eventually by Man Loong in house, such migration or the development of any such programs would be costly and may not be available in a timely manner. In addition, True Technology can license or sublicense the underlying software, without the enhancements or modifications to third parties without the consent of Man Loong. The termination of the license agreement would likely result in suspension of Man Loong’s internet transmission capabilities and its business would experience significant operating disruptions if the license agreement were terminated.

Man Loong also relies on True Technology~~’~~s computer systems or third-party service and software providers, including trading platforms, back-office systems, internet service providers and communications facilities. Deterioration in the performance or quality of work from third party service providers, could adversely affect Man Loong’s business. If Man Loong’s arrangement with any third party is terminated, it may not be able to find an alternative systems or a services provider on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our business is substantially dependent upon our licensed trading platform. Any disruption or corruption of the trading platform or our inability to maintain technological superiority in our industry could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Our business is substantially dependent upon Man Loong’s licensed electronic trading platform, which Man Loong relies upon to accurately and timely receive and process internal and external data.  If the trading platform were to fail to function properly for any reason, Man Loong could suffer from trade errors and therefore it would be forced to suspend operations until such time as the disruptions were fixed. Man Loong’s ability to facilitate transactions successfully and provide high quality customer service depends on the efficient and uninterrupted operation of its computer and communications hardware and software systems. Computer systems are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism, computer denial-of-service attacks and other similar events. If Man Loong’s systems fail to perform, it could experience periodic interruptions and disruptions in operations, slower response times or decreased customer satisfaction.

In order to remain competitive, Man Loong’s electronic trading platform is under continuous development and redesign. However, with any newly developed technology Man Loong runs the ongoing risk that failures may occur and result in service interruptions or other negative consequences such as slower quote aggregation, slower trade execution, erroneous trades, or mistaken risk-management information.

We believe Man Loong’s technology has provided Man Loong with a competitive advantage relative to many of its competitors. If its competitors develop more advanced technologies, it  may be required to devote substantial resources to the development of more advanced technology to remain competitive. The gold and silver market is characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Man Loong may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

Man Loong’s systems have in the past experienced disruptions in operations, which it believes will continue to occur from time to time. As of the date hereof, we have not been notified of any claim against Man Loong alleging harm caused to third parties by this disruption and customers of its agents have continued to actively place precious metals trading orders through their respective trading accounts. However, we can provide no assurance that we will not receive any claims in the future in connection with this disruption.

To mitigate the risk of trading disruptions, Man Loong has  a mirror server setup in a secured server room in its headquarters office in Hong Kong.   The mirror server has the same trading software installed as the production server.  If there are any network problems with the production server, the network connection will be switched to mirror server to minimize, if not avoid entirely any downtime of the trading systems.  In addition, Man Loong has two IT specialists and one operations manager to continuously monitor the server status and ensure the resumption of operations should it ever become necessary.

Man Loong’s IT department is working with IT security consultants to strengthen and protect its network from intentional attacks. Man Loong has also established a separate department to monitor its networks and to identify and minimize human errors, such as clerical mistakes and incorrectly placed trades, as well as intentional misconduct, such as unauthorized trading, mischief and fraud. Furthermore, Despite any precautions it may take, any systems failure that causes an interruption in its services or decreases the responsiveness of its services could, among other consequences, impair its reputation, damage its brand name and materially adversely affect its and our business, financial condition and results of operations and cash flows.

Due to the fact that Man Loong’s cost structure is largely fixed, it may not be able to respond to changes in revenue.

A substantial portion of Man Loong’s expenses are fixed expenses for which it has payment commitments regardless of its revenue.  These expenses include office lease costs, trade platform rent, hosting facilities and security and staffing costs.  If demand for Man Loong’s services declines and, as a result, its revenues decline, it may not be able to adjust its cost structure on a timely basis and its profitability and cash flows may be materially adversely affected.

Our revenue is dependent upon Man Loong’s ability to attract and retain the agents with whom its customers have accounts.

Our revenue is dependent upon Man Loong’s ability to retain and attract agents.  Man Loong’s customer base is primarily comprised of agents who have been retained by individual customers who trade in gold and silver price contracts. Although Man Loong offers products and tailored services designed to educate, support and retain its agents, its efforts to attract new agents, and those agents’ ability to attract new customers or reduce the attrition rate of its existing agents and their customers may not be successful. If Man Loong is unable to maintain or increase its agent retention rates or generate a substantial number of new agents in a cost-effective manner, its business, financial condition and results of operations and cash flows would likely be adversely affected.  During the year ended March 31, 2012, Man Loong’s loss of two agents resulted in a substantial decrease in its revenue.  Although Man Loong has spent significant financial resources on support services for agents and their customers, marketing expenses and related expenses and plan to continue to do so, these efforts may not be cost-effective at attracting new agents. In particular, we believe that costs for customer support services and rates for desirable advertising and marketing placements, including online, search engine, print and television advertising, are likely to increase in the foreseeable future, and Man Loong may be disadvantaged relative to its larger competitors in its ability to expand or maintain its customer support capabilities, and advertising and marketing commitments.

Man Loong currently has 3 agents in Hong Kong which cover three main geographic areas, including Hong Kong Island, Kowloon and the New Territories.  In mainland China, Man Loong has 10 agents located in Shanghai and Guangdong and Fujian provinces.  Each of Man Loong’s agents in Hong Kong have between 100 – 150 customers and its agents in China each have between 100 and 600 customers.

Any future expansion or acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

Our growth strategy includes the penetration of new markets in the future.  Any future markets that we enter may result in significant transaction expenses and present new risks associated with entering additional markets or offering new products and integrating the acquired companies.  We may not have sufficient management, financial and other resources to integrate our operations in the new markets with our current operations and we may be unable to profitably operate our expanded company. Additionally, any new businesses that we may acquire, once integrated with our existing operations, may not produce expected or intended results.

Some of the new markets may be in emerging growth countries.  To compete successfully in these emerging markets, we must continue to design, develop, and sell new and enhanced precious metals electronic trading programs and services that are culturally acceptable to these emerging markets. Any emerging market that we attempt to penetrate will have risks of potential entrenched local competition, higher credit risks, cultural differences, less developed and established local financial and banking infrastructure, reduced protection of intellectual rights, inability to enforce contracts in some jurisdictions, difficulties and costs associated with staffing and managing foreign operations, including reliance on newly hired local personnel, currency and tax laws that may prevent or restrict the transfer of capital and profits among our various operations around the world; and time zone, language and cultural differences among personnel in different areas of the world. We may also have difficulty in complying with the diverse regulatory requirements of multiple jurisdictions, which may be more burdensome, not clearly defined, and subject to unexpected changes, potentially exposing us to significant compliance costs and regulatory penalties

Our Hong Kong operating subsidiary, Man Loong, facilitates the trading of gold and silver price contracts in Hong Kong and China.  Price contracts in gold and silver are not and may not be offered in the U.S. by us, including by our non-U.S. subsidiary, and are not eligible for resale to U.S. residents. Neither we, nor Man Loong, conducts business in the United States or has agents, or any agreements with agents, or facilitate trades with customer’s of agents, that reside in the United States.

Man Loong may be unable to respond to agents and their customers’ demands for new services and products and our business, financial condition and results of operations and cash flows may be materially adversely affected.

Man Loong’s agents and their customers may demand new services provided by Man Loong’s electronic trading platform. If Man Loong fails to identify these demands from agents and their customers or update its services accordingly, any new services and products provided by its competitors may render its existing services and products less competitive. Man Loong is currently dependent upon a third party for the development of enhancements to its trading platform.  The software developer is not our employee and we cannot control the timing or amount of resources they devote to our programs.  Our future success will depend, in part, on Man Loong’s ability to respond to agent’s and their customers’ demands for new services and products on a timely and cost-effective basis and to adapt to address the increasingly sophisticated requirements and varied needs of our agent’s customers and prospective customers. We may not be successful in developing, introducing or marketing new services and products. In addition, Man Loong’s new service and product enhancements may not achieve market acceptance. Any failure on our part or Man Loong’s to anticipate or respond adequately to customer requirements, or any significant delays in the development, introduction or availability of new services, products or service or product enhancements could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We depend on our key personnel, the loss of whom would impair our ability to compete.

We and Man Loong are highly dependent on the employment services of Kee Yuen Choi, our and Man Loong’s Chief Executive Officer. The loss of Mr. Choi’s services could adversely affect us. We and Man Loong are also dependent on the other members of our management. The loss of the service of any of these persons could seriously harm our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as software and electronic technical support, customer support and marketing and retention of personnel, particularly for employees with technical expertise, is uncertain. If we are unable to hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business and may result in us relocating some or all of our operations.

Our Chief Executive Officer beneficially owns and controls a substantial portion of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company.

Mr. Choi, acts as our Chief Executive Officer and Chairman of our Board of Directors, and through his control of approximately 49.5% of our outstanding common stock, controls the Company and important matters relating to us.  As a result of his positions and his control of our common stock, Mr. Choi controls the outcome of all matters submitted to our shareholders for approval, including the election of our directors, our business strategy and our day-to-day operations.  In addition, Mr. Choi’s ownership of our common stock and control of the Company could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, preventing a change in control of the Company and possibly depressing the trading price of our common stock.  There can be no assurance that conflicts of interest will not arise with respect to Mr. Choi’s ownership and control of the Company or that any conflicts will be resolved in a manner favorable to the other shareholders of the Company.

Man Loong’s operations will be dependent upon its ability to protect our intellectual property, which could be costly.
Our success will depend in part upon protecting any technology we or Man Loong uses or may develop from infringement, misappropriation, duplication and discovery, and avoiding infringement and misappropriation of third party rights. Man Loong’s intellectual property is essential to its business, and its ability to compete effectively with other companies depends on the proprietary nature of its technologies. Man Loong does not have patent protection for its electronic trading platform. Man Loong relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen its competitive position. Although Man Loong has confidentiality provisions in the agreements with our employees and independent contractors, there can be no assurance that that such agreements can fully protect its intellectual property, be enforced in a timely manner or that any such employees or consultants will not violate their agreements with Man Loong.

Furthermore, Man Loong may have to take legal action in the future to protect its trade secrets or know-how, or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time-consuming to Man Loong, and there can be no assure that such actions will be successful. The invalidation of key proprietary rights which we or Man Loong own or unsuccessful outcomes in lawsuits to protect our of Man Loong’s intellectual property may have a material adverse effect on our or Man Loong’s business, financial condition and results of operations.

If we or Man Loong cannot adequately protect our or its intellectual property rights, our or its competitors may be able to compete more directly with us or Man Loong, which could adversely affect our or Man Loong’s competitive position and, as a result, our and Man Loong’s business, financial condition and results of operations.

We may incur substantial liabilities and may be required to limit commercialization of our electronic trading platform in response to product liability lawsuits.

We or Man Loong could be the subject of complaints or litigation from agents or their customers alleging product quality or operational concerns. Litigation or adverse publicity resulting from these allegations could materially and adversely affect our business, regardless of whether the allegations are valid or whether we are liable. Neither we nor Man Loong currently have product liability insurance coverage, and even if there was such coverage, there would be no assurance that such coverage would be sufficient to properly protect us. Further, claims of this type, whether substantiated or not, may divert our financial and management resources from revenue generating activities and the business operation.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of : (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii)  the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer.  We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

In connection with this filing, we will become obligated to file with the U.S. Securities and Exchange Commission annual and quarterly information and other reports that are specified in the U.S. Securities Exchange Act of 1934. We will also become subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which will impose significant compliance and reporting obligations upon us.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company. Our management will be required to report on our internal controls over financial reporting under Section 404 commencing in fiscal year 2015. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses described above have not been fully remediated. If we do not remediate the material weaknesses described above, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

The Company will have a significant number of restricted shares that will become eligible for sale shortly after this registration statement is declared effective. We currently have 51,260,000 shares of our common stock outstanding, all of which are restricted securities. Of such amount, the shares being registered herein will be eligible for sale immediately upon the effectiveness of this registration statement. All of the remaining shares will be eligible for resale under Rule 144 within ninety days of us being a reporting company under Section 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), subject to certain restrictions.  It is conceivable that following the holding period, many shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the stock, the perception in the public market that our shareholders might sell significant shares of our common stock could also depress the market price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

Shareholders do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us.

In the event of a breach of law by us or a breach of a contractual obligation our shareholders will have little or no recourse because all of our assets, as well as our officers and directors, are located in Hong Kong.

Investors in our Company will have little recourse in the event of a breach of law or contractual obligation that has an adverse effect upon our operations because of the inherent difficulties in enforcing their rights since all of our assets are located in Hong Kong. Inasmuch as our officers and directors reside outside of the United States, investors located in the United States may have difficulty enforcing their rights against such person if he were to breach his duties. In addition, it may not be possible to effect service of process in Hong Kong and uncertainty exists as to whether the courts in Hong Kong would recognize or enforce judgments of U.S. courts obtained against our officers and directors predicated on the civil liability provisions of the securities laws of the U.S. or any state thereof, or to be competent to hear original actions brought in Hong Kong against us or such person predicated upon the securities laws of the United States or any state thereof.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although Man Loong has paid dividends to its private stockholders in the past, we do not expect to pay dividends on common stock for the foreseeable future, and we may never pay dividends.  Consequently, the only opportunity for investors to achieve a return on their investment may be if a trading market develops and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in fulfilling the functions of the audit committee without undue influence from management and until we establish such committee will prevent us from obtaining a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of directors functions as our audit committee and is comprised of five directors, two of whom are considered to be "independent" in accordance with the requirements set forth in NASDAQ Listing Rule 5605(a)(2). An independent audit committee plays a crucial role in the corporate governance process, assessing our Company's processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the responsibilities of an audit committee without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. An independent audit committee is required for listing on any national securities exchange, therefore until such time as we meet the audit committee independence requirements of a national securities exchange we will be ineligible for listing on any national securities exchange.

Our board of directors acts as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors acts as the compensation committee and determines the compensation and benefits of our executive officers, administers our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that our executive officer on the board may have influence over his personal compensation and benefits levels that may not be commensurate with our financial performance.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our common stock may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy. There may be limited market activity in our stock and we are likely to be too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a public trading market for our common stock will develop or be sustained. If we trade on OTC markets, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds as well as individual investors, follow a policy of not investing in OTC stocks and certain major brokerage firms restrict their brokers from recommending OTC stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect the underlying value of our Company. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Stockholders should be aware that, according to Securities and Exchange Commission (“SEC”) Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. However, security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Our management has limited experience managing a public company.

At the present time, none of our management has experience in managing a public company.  This may hinder our ability to establish effective controls and systems and comply with all applicable requirements attendant to being a public company.   If compliance problems result, these problems could have a material adverse effect on our business, financial condition or results of operations.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to our new compliance requirements. Moreover, these requirements will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect it will be difficult and more expensive for us to obtain director and officer liability insurance. These requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

RISKS RELATED TO REGULATION

Litigation and regulatory investigations may result in significant financial losses and harm to our reputation.

We face significant risk of litigation, regulatory investigations and similar actions in the ordinary course of our business, including the risk of lawsuits and other legal actions relating to unauthorized transactions, error transactions, breach of data privacy laws, breach of fiduciary or other duties. Any such action may include claims for substantial or unspecified compensatory damages, as well as civil, regulatory or criminal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, any remain unknown for significant periods of time. We may be also subject to various regulatory inquiries, such as information requests and book and records examinations, from regulators and other authorities in the geographical markets in which we operate.

A substantial liability arising from a law suit judgment or a significant regulatory action against us or a disruption in our business arising from adverse adjudications in proceedings against our directors, officers or employees could have a material adverse effect on our business, financial condition and results or operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant harm to our reputation, which could materially affect our prospects and future growth, including our ability to attract new agents as customers, retain current agents and their customers, and recruit and retain employees and agents.

Compliance with rules and regulations in our geographical markets could have a material adverse effect on our business, financial condition and results of operation.

As a data user we and Man Loong are prohibited from doing or engaging in any practice that contravenes the data privacy laws, rules and regulations that regulate the use of customer data in the markets in which we or Man Loong are engaged. In Hong Kong, Man Loong is governed by the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) Compliance with these laws, rules and regulations may restrict Man Loong’s business activities, require us to incur increased expenses and devote considerable time to compliance efforts.

In addition, we or Man Loong may also be required to qualify to do business in certain foreign countries where we have agents and where their customers are residing. We and Man Loong are required to comply with the laws and regulations of each country in which we conduct business, including laws and regulations currently in place or which may be enacted related to Internet services available to their citizens from service providers located elsewhere. Although we have systems in place to block trades initiated from countries in North America, there can be no guarantee that such systems will be free from failure. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on our business, financial condition and results of operations and cash flows.

Presently all transactions for price contracts on gold and silver are executed and completed over Man Loong’s electronic trading platform or telephone transaction system located in Hong Kong although its agents and their customers may not reside in Hong Kong. Agents and their customers may access Man Loong’s electronic trading platform via the Internet from anywhere in the world to monitor their account and throughout most of Asia to execute trades, but all instructions are first communicated to Man Loong for approval and then the resulting trade is executed in Hong Kong. The acceptance of a customer order by internet in a jurisdiction other than Hong Kong may require Man Loong to comply with the laws of that jurisdiction and failure to comply may have a material negative impact on our financial condition and business results.

Without local PRC registration, licensing or authorization, we may be subject to possible enforcement action and sanction for our operations in the PRC if our operations are deemed to have violated PRC regulations.

When permitted, we promote our services to agents outside of Hong Kong, including to agents in mainland China where our industry is separately regulated. The regulatory rules and procedures for engaging in our business in China are complex and are not as clear as those in many other jurisdictions and so we have not sought licensing from PRC government authorities to conduct business operations in China. We do work with third party agents to promote and introduce our services to individuals and businesses in China. Our PRC legal counsel has advised us that our activities in China are in compliance with PRC law because such activities are purely promotional and never involve the conduct of any business transactions in China. We cannot assure you that PRC rules and regulations will not change such that we can no longer engage in such promotional activities or offer our precious metals trading services to PRC residents online. In such case, we may be subject to fines, penalties, or sanctions or may be required to cease such offerings to PRC residents all together. These restrictions may limit our ability to increase revenues and would have a material adverse effect on our results of operations.

If Man Loong were to fail to comply with the requirements of the CGSE, Man Loong could lose its ability to process client trades, which would have an adverse material effect on our revenues, financial condition and cash flows.

Man Loong must comply with the minimum working capital and other requirements of the CGSE to continue our present business operations as an officially designated electronics trading member of the CGSE, a self-regulatory organization registered in Hong Kong.  If we were to fall out of compliance with the CGSE’s requirements for its members, Man Loong could lose its ability to facilitate any trades of gold or silver for customers of its agents, and potentially lose its membership in the CGSE, all of which would have an adverse material effect on our revenues, financial condition and cash flows. The constitution of the CGSE requires its members to have a minimum working capital, defined as cash plus precious metals, of approximately $193,000 and minimum assets of $643,000. The CGSE also requires its members to submit a quarterly liquidity capital report, in order to ensure that the bank balances exceed or equal the balance of customer deposits, as well as comply with a code of conduct which is established by CGSE. As of March 31, 2013 and 2012, Man Loong had $1.4 million and $1.7 million in cash, respectively, and $2.5 million and $2.2 million, respectively, in total assets.  As of September 30, 2013 and 2012, Man Loong had $1.2 million and $0.33 million, respectively, in cash and $2.9 million and $1.2 million, respectively, in total assets.  We were in compliance with these requirements as of March 31, 2013 and 2012 and September 30, 2013 and 2012.

Our growth may be limited by various restrictions and we remain at risk that we may be required to cease operations if we become subject to regulation by local government bodies.

We currently have only a limited presence in a number of significant markets and may not be able to gain a significant presence there unless and until regulatory barriers to international firms in certain of those markets are modified. Consequently, we cannot assure you that our international expansion will continue and that we will be able to develop our business in emerging markets as we currently plan. Furthermore, we may be subject to possible enforcement action and sanction if we are determined to have previously offered, or currently offer, our services in violation of local government’s regulations. In these circumstances, we are exposed to sanction by local enforcement agencies and our contracts with agents may be unenforceable. We may also be required to cease the conduct of our business with agents in the relevant jurisdiction and/or we may determine that compliance with the regulatory requirements for continuance of the business is too onerous to justify making the necessary changes to continue that business.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties.

As participants in the financial services industry, we are, and our subsidiaries are, subject to laws and regulations, including the Patriot Act of 2001, that require that we know our agents’ customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and results of operations and cash flows. In addition, as an online financial services provider worldwide, we may face particular difficulties in identifying our agents’ customers and monitoring their activities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the Selling Stockholders.

BUSINESS

History

Since April 3, 2013, through our subsidiary, Man Loong, we have been an electronic trading member of the Chinese Gold and Silver Exchange Society (“CGSE”), a self-regulatory organization registered in Hong Kong which acts as an exchange for the trading of gold and silver. Man Loong holds a Type AA License with the CGSE, which it uses to provide an electronic trading platform which customers of its agents can use to places trades in a CGSE price contract for Kilo Gold and Loco London Gold and Silver via the electronic trading platform or telephonic transaction system. Man Loong contracts with independent agents, each with their own customers that seek to place trades in gold and silver price contracts with the CGSE (and/or such counterparties as it locates) through the CGSE marketplace using Man Loong’s electronic trading platform, which is linked to the CGSE by reason of its membership in the CGSE. All transactions and technologies used to execute trades are consummated and located at Man Loong’s principal offices located in Hong Kong. The various independent sales agents who use Man Loong’s services, together with the agent’s customer base are located in Hong Kong and in the mainland People’s Republic of China. Neither we, nor Man Loong, conducts business in the United States or has agents, or any agreements with agents, or facilitate trades with customer’s of agents, that reside in the United States .

The electronic trading platform, which is located in Hong Kong, is licensed by Man Loong from True Technology Company Limited (“True Technology”), a company organized under the laws of Hong Kong, and owned by Mr. Choi, our Chief Executive Officer and 49.5% stockholder and Mr. Wong, one of our directors and 3.7% stockholders.  The electronic trading platform provides all of Man Loong’s  independent sales agents and their customers with CGSE price quotations on gold and silver price contracts, on a Loco London basis, as well as information updates on the gold and silver market, based on an evaluation of third-party market pricing sources such as Reuters or Bloomberg. The electronic trading platform also provides our agents and their customers with up-to-date market data, trade reports and gain/ loss reports to assist them in evaluating their portfolio and effecting price contract trades.  In addition, the electronic trading platform communicates and confirms all of the trades that are placed by Man Loong’s agents’ and their customers with the CGSE, and provides the agents and their customers with confirmation codes which confirm execution of the trades placed through the electronic platform.

Man Loong’s membership in the CGSE allows it to facilitate trades on behalf of the agents’ customers and/or the agents themselves, who can purchase trading positions for gold and/or silver through the CGSE marketplace using the electronic trading platform, without Man Loong being required to become a counterparty to the trade or being required itself to purchase or sell, as principal, any of the gold or silver subject to price contract being traded. Man Loong merely operates an electronic trading platform that it licenses from True Technology that allows agents’ customers to directly place trades and become the actual counterparty to the trade for a price contract, which is a product created by the CGSE for electronic trading that does not involve the physical transfer or delivery of any actual gold or silver. The price contract’s features, however, include a built-in margin which leverages the agents’ customer ability to trade the gold or silver market but equally increases its market volatility. Although the CGSE does not provide for the physical delivery of gold or silver for contracts placed via the electronic trading platform, it does allow for the physical delivery of gold or silver for mercantile (spot) contracts placed on the floor of the CGSE via the “open outcry method” and any customer that desires physical delivery of gold or silver could close its electronic trading position with Man Loong and open a mercantile contract in the place of the price contract. A mercantile contract would remove the margin leverage, establish a settlement date, require physical delivery of the gold or silver being traded, be effected on the floor of the CGSE via the “open outcry method”, and is not a product which can be traded electronically, nor which Man Loong’s electronic trading platform could be of any assistance. Inasmuch as a mercantile contract does not have the margin leverage of a price contract, to its knowledge, Man Loong has never received a request to open a mercantile contract or for a price contract to be closed so that a mercantile contract can be opened in its place.

Only agent’s customers that have been approved by Man Loong can access Man Loong’s trading platform to place trades. Prior to an agent’s customer receiving an account that will allow it access to the electronic platform, the customer must provide Man Loong with evidence of citizenship such as a valid passport as well as evidence of their place of residence such as a utility bill. Man Loong only allows agent’s customers that are citizens of countries in Asia to use it electronic platform to place trades and does not accept trades initiated in countries located in North America. The process for an agent’s customer to use Man Loong’s platform to place trades with the CGSE for a price contract are as follows: (i) orders are placed directly by the agents’ customers on Man Loong’s trading platform; (ii) the platform, which has a direct connection with the CGSE, communicates the order to the CGSE; (iii) the CGSE matches the trade with a counterparty in the market, which counterparty is unknown to Man Loong, its agents’ and their customers; (iv) the CGSE then confirms the trade and returns an official confirmation number to the customer through our trading platform. The customer can use the confirmation code to verify on the CGSE website the completion of its trade. The trading position represented by the gold or silver price contract remains open until the customer places a trade order using the same procedures set forth in the preceding sentence, which closes the open position.

The following is a summary of the payment structure for the price contract:
a)	The agent’s customer makes an initial margin deposit into agent’s bank account or Man Loong’s bank account
b)	The agent confirms the initial margin deposit with Man Loong and Man Loong’s trading system updates the agent’s customer’s initial margin amount in the account
c)	The customer effects a purchase/sell order for a price contract for gold or silver using Man Loong’s electronic trading platform.
d)	The trade order is sent to the CGSE for confirmation. No payment is deducted from customer’s account at this stage.
e)	Immediately after the CGSE returns the confirmation code for the price contract, the profit gain/loss valuation starts taking place.
f)
The agent’s customer margin account will show gain/loss based on the gold/silver price market fluctuations while the  price contract remains in open position.  At this stage, no payment or cash is transferred in/out of agent’s customer account.

g)
Payment occurs only in two cases: (Case 1) the agent’s customer decides to close the trading position and places a sell contract order to close the position.  If the gold/silver price appreciated and the agent’s customer made profit, the agent will make payment to the agent’s customer. (Case 2)  If the agent’s customer is incurring losses from its trading position, e.g., the market for gold has depreciated and the customer has a long position in the market, and if the loss is near 80% of the initial margin, the trading systems will request a margin call or place a stop loss order when the margin account loss is over 80%.  In this case, the agent will transfer payment from agent’s customer account to the CGSE to cover the loss.

Man Loong, through its platform helps facilitate the trade as an official member of the CGSE and earns a commission for its services from its agents.  Moreover the gold or silver price contracts do not involve the actual physical transfer or delivery of any  gold or silver as there is no physical asset securing the trades, but do involve the purchase or sale of a trading position in the market for gold or silver, based on the price for the gold or silver on the date the order is placed and the CGSE matches the trade order with a counterparty.  If the agent’s customer believes and expects the price of gold to increase, it will buy a “long” position for gold, Conversely, if the agent’s customer believes and expects the price of gold to decrease, it will buy a “short” position.  Neither position involves the actual physical transfer or delivery of gold, but rather is simply a leveraged bet as to the future price movements of the gold price. The price contract merely represents the acquisition or sale of a right to buy or sell a trading position the customer has taken in the market for gold or silver.  A customer can hold that trading position in the market for gold or silver for as long or as short a time as it determines. At any time, the customer may decide to sell a trading position in gold or silver that it has acquired. If and when a customer determines to sell a gold or silver trading position  it has taken through the purchase of a price contract, the CGSE will seek a  counterparty to purchase the customer’s position in the gold or silver market, as the case may be, at the then prevailing market price, and that new counterparty does not need to, and is unlikely to, have any relationship or affiliation with the original counterparty to the investor’s initial  purchase of the price contract. If a customer were to determine to request that the CGSE close its price contract and open a “mercantile (spot) contract”, the CGSE will seek a  counterparty to trade, however, the trade would be effected on the floor of the CGSE via the “open outcry method”, and not electronically.  The purchase and sale of a price  contract, and the price contract market in general is more similar to an index and less similar to a forward contract for commodities which have future specified “settlement dates” and “expiration dates”, and prices determined based on such settlement and expiration dates, than it is to the purchase and subsequent sale of an ordinary security in the open market on margin.

Man Loong enters into an agency agreement with each agent for which it repeatedly processes trades pursuant to which the agent agrees to pay a commission to Man Loong for each trade that Man Loong processes for it or its customers, and the agent acknowledges that Man Loong has no responsibility for any trading losses suffered by it or its customers for the trades executed on their behalf. Each agent ultimately is responsible for the payment to the agent of its customer’s counterparty of any losses incurred by its customer, whether or not its customer has made a payment to it. In order to mitigate the risk of failure of a customer to provide payment to its agent to cover any losses, each agent requires that its customers maintain a minimum deposit account with either the agent or Man Loong from which withdrawals can be made for payment of losses. A customer’s contract is with its agent directly and neither the counterparty to the customer’s trade nor the agent of its counterparty are parties to a direct contract with a customer. The agents of the customer and the counterparty act as the intermediaries, so that if a counterparty fails to pay to its agent any amounts owed to a customer, and by reason of the foregoing (or any other reason), the counterparty’s agent fails to pay to the customer’s agent the amounts owed to a customer on a trade, the customer’s agent is the only party with a legal right to file a legal claim on behalf of its customer for nonpayment. That is, the customer does not have a right to file such a claim on its own behalf, rather the customer only has a right to file a claim against its own agent in such case for failing to make the payment to it. If an agent were to fail to make a payment, in addition to filing a legal claim against the agent, the customer could also report the agent’s failure to the CGSE. Although the CGSE has no direct contractual arrangement with the customer or the customer’s agent, the CGSE has no obligation to process any trades for any party and we believe it is unlikely that the CGSE would continue to process trades on behalf of any agent once such a report is filed against it. By way of example, if a customer (Customer A) places a gold price contract buy order (long position) that is matched with a counter-party’s (Customer B) sell order (short position) and the price of gold thereafter appreciates so that Customer B has a loss in his account, when Customer B determines to close his price contract, his agent will deduct from Customer B’s deposit account the amount due to Customer A and make payment to Customer A’s agent. The next customer that seeks to purchase a sell order (short position) (Customer C) on the price of gold will become the new counterparty to Customer A and thereafter Customer A and Customer C’s agents will be ultimately responsible for any payments that may be owed by their respective customers.

Man Loong does not accept customers directly without an agent representative and does not enter into agreements directly with customers.  Any customer that seeks to open a trading account directly with Man Loong is required to execute an agreement with an agent prior to placing a trade.  Man Loong receives a commission from the agents ranging from $20 to $40 per trade processed by it regardless of the purchase price paid or received for the price contract and the agent assumes the sole responsibility for the payment  of the purchase price of the price contract  purchased by it or its customers and for any loss recognized on those trading positions.

Once a customer of an agent places an order for a price contract through Man Loong’s  electronic trading platform, the electronic trading platform  then communicates the order with the CGSE.  The CGSE takes the order on behalf of the agent’s customer,  matches the trade with a counterparty at the then prevailing  price, and thereafter sends a trade confirmation code  and other information containing details regarding the trade effected by it to the customer  through Man Loong’s  electronic trading platform.  The agent’s customer can then use its trade confirmation code to confirm with the CGSE that its trade has been placed.

The agents also often use Man Loong’s offices and conference rooms as a physical place to meet with existing and potential customers, and Man Loong provides a dedicated investment center where agents and their customers can access the electronic trading platform to place and process price contract orders for gold, and silver and obtain up-to-date market data, trade reports and gain/ loss reports to assist them in evaluating their portfolio and effecting contract trades. On a monthly basis, Man Loong bills its agents for the commission owed it based on the number of trades placed by the agent’s customers.

The following is a summary of the rights and responsibility of each party to the price contracts traded:

(a) The agent
•	Has the right to collect a service fee from their customer.
•	May choose to act as counterparty to their customers’ trade.
•	Is responsible if its customer makes profit in the trade, to collect the profit from CGSE and forward it to the customers.
•	Is responsible if its customer incurs a loss in the trade, to pay the CGSE the amount of the loss if the customer defaults, such payment to be made from the agent’s or Man Loong’s bank account.
•	Is responsible to pay the trading processing fee to Man Loong. and responsible for the loss of their customers for any un-controllable trading error.
(b) The agent’s customer
•	Owns a trading position for the amount of gold/silver stated in the price contract
•	Has the right to cancel the price contract by entering a new sell contract to offset the previous contract.
•	Has the responsibility to maintain minimum cash balance in their trading margin account
•	Is responsible for their own trading decision
•	Is responsible to pay a service fee to their agent
(c) Man Loong
•	Has the right to collect a trading process fee from the agent.
•	Is responsible to provide access to its electronic trading platform to agent’s customers
•	Is responsible to place the trade it receives from the agent’s customer into the CGSE trading platform and obtain confirmation from CGSE for the confirmation of the trade
•	Is responsible to provide the latest financial data and deliver the trade contract confirmation to the agent’s customer
•	Is responsible to provide gain/loss reports to the agent’s customer

Man Loong has 3 agents in Hong Kong which cover three main geographic areas, including Hong Kong Island, Kowloon and the New Territories.  In mainland China, we have 10 agents located in Shanghai and Guangdong and Fujian provinces.  Each of our agents in Hong Kong have between 100 – 150 customers and our agents in China each have between 100 and 600 customers.

All of Man Loong’s revenue is derived from the commissions it earns on trades it processes through the electronic trade platform it licenses from True Technology. Typically the commission is derived from agents with whom Man Loong has entered into an agency agreement; however, on a few occasions Man Long has facilitated trades on behalf of agents with whom it does not have a written agreement and received commissions for such trades. Man Loong calculates and charges the agents account a flat fee of $20 - $40 when each trade is processed, and invoices those agents for their commission at the end of each month. Payment terms for commissions are net 30 days. The typical fee is $40 per trade; however, for agents who perform a large number of trades, Man Loong will discount the fee to as low as $20 per trade. Man Loong evaluates its commission fee on an annual basis and adjusts it accordingly based upon its operational costs, which include the fees to run its electronic trading platform, the fees associated with the maintenance of its office, the fees that is charged by the CGSE and its employee costs. For our fiscal years ended March 31, 2013 and 2012, Man Loong’s revenue was approximately $2.8 million and $2.0 million, respectively and Man Loong’s net income was $0.54 million and $0.25 million, respectively. For the three month periods ended September 30, 2013 and 2012, Man Loong’s revenue was approximately $0.82 million and $0.21 million, respectively, and its net income (loss) was $0.006 million and $(0.16) million, respectively. For the six month periods ended September 30, 2013 and 2012, Man Loong’s revenue was approximately $1.9 million and $0.45 million, respectively, and its net income (loss) was $0.30 million and $(0.29) million, respectively.

Man Loong’s agents require that all of its customers maintain accounts with the agent or Man Loong which accounts are maintained at banks that are regulated by the Hong Kong government and are independent banks which are not owned or affiliated with Man Loong, and deposit a minimum of $1,289 USD in such bank account, which ensures that agents can fund their customer’s trading losses, if any, on contracts that are executed on Man Loong’s trading platform. Each of the agent’s customers enter into an agreement with the agent that directs the agent to either deposit funds into an account maintained by the agent or Man Loong’s segregated bank account and authorizes the agent to withdraw money from such accounts as needed to cover losses and pay associated fees. Often the customers of the agents prefer to maintain accounts with Man Loong due to its independent nature and affiliation with the CGSE and Man Loong will maintain and monitor such bank accounts in a segregated bank account as an accommodation to its agents. Although Man Loong does not enter into a trading agreement with the customers of its agents, it does require that any customer that maintains an account with Man Loong complete a trading account form when the account is opened. Each trading account form contains an acknowledgement and agreement by the customer of certain terms and provisions applicable to such accounts, including (i) an authorization that allows Man Loong to deduct payments from the customer’s account to pay for losses; (ii) an agreement that the customer will pay all bank fees incurred in connection with such account; and (iii) and agreement by the customer to maintain and deposit in such account such amounts as Man Loong may require. In addition, the customer agrees to hold Man Loong harmless for failure to fulfill withdrawal requests in time and acknowledges that Man Loong has no responsibility for any losses.

As an accommodation to its agents, Man Loong also monitors the customer’s total net trading position regardless of whether or not the deposit is placed with its bank. At any time that a price contract is open, and the agent’s customer’s unrealized trading losses are 80% or more of the deposit balance, Man Loong’s system alerts Man Loong to request an increase in the customer’s deposit balance. Typically, the agent’s customer’s trading account is frozen until the deposit balance is increased. In the event the unrealized trading losses equals the deposit balance, the agent’s customer’s trading account is immediately frozen and closed, the system then closes the trading positions with the CGSE and the deposit balance is paid to the agent so that the agent can fund the trading losses with the CGSE. With respect to bank accounts held by the agent’s bank as opposed to the bank accounts which Man Loong’s maintains, the agent provides Man Loong with the customer’s deposit balance so that Man Loong can alert the agent and customer when unrealized trading losses are 80% of the customer’s account balance; and Man Loong freezes the customer’s trading account until the agent confirms that the deposit balance has been increased. Although Man Loong monitors customer accounts, Man Loong’s agreements with its agents provide that the agent is responsible for all losses of customers and therefore, the agent and not Man Loong bears the risk that the customer’s net trading position is closed when losses exceed the customer’s deposit balance. If the agent does not cover its customer’s trading losses with the CGSE, Man Loong will still not be responsible for any trading losses and the agent will likely lose its right to engage in future trading through the CGSE pending funding of the open loss position. Regardless of whether agents’ customers realize a gain or loss on their trading positions, Man Loong receives its commission from the agent. Gold/silver contracts are settled at the market price of the gold or silver at the moment the CGSE matches the trade with a counterparty. Customers can buy or sell a trading position at any time either by use of Man Loon’s licensed electronic trading system or by telephone order placed to Man Loong’s employees at its offices.

Our principal executive offices are located at 80 Broad Street, New York, New York 10004.  The telephone number at our principal executive offices is (212) 837-7858.  Man Loong’s principal offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at Man Loong’s principal executive office is +852-2155-3999. All Man Loong’s transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

Our Corporate History and Background

We were incorporated under the laws of the State of Delaware on January 28, 2013. We were initially formed to develop software for use in on-line trading of gold and silver contracts. Since the acquisition of Man Loong, our business development focus has been, and will continue to be, solely on increasing Man Loong’s market share for the online trading of gold and silver contracts within the Hong Kong market while developing Man Loong’s business model for the online trading of gold and silver contracts by Man Loong in the People’s Republic of China.

Acquisition of Man Loong

On April 3, 2013, we entered into a Contribution Agreement with the shareholders of Man Loong, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong from its shareholders, in exchange for 50,760,000 newly issued shares of our common stock, par value $0.0001.  After the transaction Man Loong became our wholly owned subsidiary.

As a result of the acquisition, we have assumed the business and operations of Man Loong. Man Loong, which was incorporated in 1974 in Hong Kong and was re-registered in 2009 under Hong Kong law as a limited liability company, was organized to facilitate the trading of precious metals contracts in Hong Kong. Man Loong currently has one office in Hong Kong and 10 independent agents in China, located in Shanghai, Guangdong and Fujian provinces.

The acquisition of Man Loong for accounting purposes was treated as a reverse merger, with eBullion acquiring 100% of the outstanding common stock of Man Loong in exchange for 50,7600,000 newly issued shares of our common stock, par value $.0001. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Man Loong. For accounting purposes, the reverse merger of eBullion, Inc. (Delaware U.S.) with Man Loong has been treated as a recapitalization with no adjustment to the historical book and tax basis of either companies’ assets and liabilities.

Our Corporate Structure

All of our business operations are conducted through our Hong Kong operating subsidiary, Man Loong.  For ease of reference, below is a chart that presents our current corporate structure.

Our principal executive offices are located at 80 Broad Street, New York, New York 10004.   Man Loong’s principal offices are located at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong. The telephone number at our principal executive office is +852-2155-3999. All our transactions and the technologies, including the servers that carry out these transactions, are all executed and located in Hong Kong.

Our website address is http://www.hkmanloong.com/index_en.html . The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

Our Industry

We provide, through Man Loong, electronic trading services to agents and their customers seeking to increase their wealth by trading and/or investing in the precious metals market, particularly the market for gold and silver, without the physical transfer or delivery, or purchase, of any actual gold or silver bullion.  In facilitating the placing of trades of price contracts in Kilo Gold and Loco London Gold and Silver, Man Loong acts in its capacity as one of 72 electronics trading members of the CGSE in Hong Kong, with a Type AA License, which it uses to engage in the electronic trading of price contracts in Kilo Gold and Loco London Gold and Silver.  Man Loong’s agent’s client base is primarily in Hong Kong where it has one office and maintains its trading platforms and in China where it works through various independent sales agents.

Man Loong provides its agents and their customers, with access to its licensed electronic trading platform to place and process trades in price contracts for gold or silver, which price contracts do not involve the physical transfer or delivery, or purchase, of  any actual gold or silver, or otherwise require Man Loong to become a counterparty to the trade or otherwise assume any market or trading risk.  Investors can buy or sell a trading position in the price of gold or silver through trading price contracts.  If the price of gold appreciates after a customer places a price contract to buy gold or silver the customer’s trading position will show an unrealized gain.  If the price decreases, the customer’s trading position will show an unrealized trading loss. When and how a customers choose to sell their trading positions and realize their losses or profits, is a function of their own independent judgment and not related to each other or the price contract traded by them in any manner, except that Man Loong’s risk management policies will close out an investor’s position if and when any losses exceed 80% of the cash deposits in the account held by Man Loong’s bank.

Hong Kong has secured a key position in the international gold market as it spans across the Asia time zone and it provides pricing information for the international gold  market after the close of New York market and before the opening of the London market.  Because of this connection, international investors, in the New York and London markets can continue their trading, hedging or arbitrage activities in Hong Kong.  Effectively, the development of the Hong Kong gold market allows the trading of gold around-the-clock.  According to the CGSE, which was founded in 1910, Hong Kong’s important role in the international gold market is attributed to a number of factors, including its time zone, political stability, free trade, legal system, communications networks, telecommunications facilities, and financial and regulatory systems.

During the latter half of 2012, the transaction volume of Loco London Gold and Silver on CGSE’s digital transaction platform was stable, with an average daily transaction volume reaching near 500,000 ounces, while the average daily transaction volume of Renminbi Kilobar Gold reached over 3,000 kg.  As of  January  2013, there were 71 companies participating in the trade through the CGSE digital platform, among which 36 were qualified to engage in the trade of Renminbi Kilobar Gold.  From March 2013 through May 2013, the transaction volume of Loco London Gold and Silver on CGSE’s digital transaction platform recorded a total of 6,461,000 ounces traded and the average daily transaction volume of Renminbi Kilobar Gold reached over 14,800 kg in the same period. As of June 2013, there were 72 companies participating in the trade through the CGSE digital platform, among which 42 were qualified to engage  in the trade of Renminbi Kilobar Gold.  In correspondence to the international gold demand, the digital platform’s hours of operation were extended from 19.5 to 22 hours per day on October 3, 2012.

Chinese Gold and Silver Trading Society

There is currently no requirement to register and/or obtain licenses to trade price contracts of gold and silver with any regulatory body in Hong Kong and the trading of price contracts on gold and silver in Hong Kong is an unregulated industry. The CGSE acts as a central clearing agency for all gold and silver price contracts traded in Hong Kong.  The CGSE locates matching counterparties for all trades in precious metals submitted to it and then confirms the trades through a member firm, like Man Loong, with the actual parties to the price contract.  Man Loong is registered with and licensed by the CGSE, a registered self-regulatory society in Hong Kong which also acts as an exchange for gold and silver.  The CGSE has been in existence since 1910 and as of August 31, 2013 has 171 licensed members, 72 of the licensed members are engaged in electronic trading transactions. The CGSE has the following mission:

●	To provide a trading place, facilities and related services to its members for gold, silver and precious metals transactions

●	To establish and implement rules and regulations, and to normalize transactions;

●	To supervise transaction processes, settlements and delivery arrangements;

●	To design trading contracts and regulations, and monitor the fulfillment and completion of contracts;

●	To establish and implement a risk management system to control risk in the market;

●	To establish settlement prices, and announce and disseminate market information; and

●	To supervise and examine all transactions, and to execute punishment if the act of any members violates CGSE rules and regulations.

The CGSE’s Executive and Supervisory Committees are the highest decision-making authority and are responsible for implementing CGSE policies, effecting development plans and monitoring their effectiveness. All CGSE members must conduct themselves in accordance with a code of conduct which is regulated by the CGSE. The CGSE’s constitution limits CGSE membership to 192 members, and as of August 31, 2013 has 171 members, all of whom must have a minimum required working capital, defined as cash plus precious metals, of approximately $193,000 and minimum required assets of $643,000. The CGSE requires its members to submit a quarterly liquidity capital report, in order to ensure that the bank balances exceed or equal the balance of customer deposits. Man Loong was in compliance with these requirements as of March 31, 2013 and September 30, 2013.

As of March 31, 2013 and 2012, Man Loong had $1.4 million and $1.7 million, respectively, in cash and $2.5 million and 2.2 million, respectively, in total assets.  As of September 30, 2013 and 2012, Man Loong had $1.2 million and $0.33 million, respectively, in cash and $2.9 million and $1.2 million, respectively, in total assets.

Applicants to the CGSE must apply for and/or purchase membership and licensing from the CGSE or from existing members, and the CGSE has the power to suspend and/or revoke membership for breach of its rules and regulations. There are 5 categories of CGSE operation status (AA, A1, A2, B and C) that permit the member to deal with various CGSE gold and silver products. Man Loong currently hold the following CGSE licenses:

Licenses	Issuing Authority	Effective Date	Expiration/Term

London Gold and Silver Trading License (AA)	CGSE	January 2010	N/A

The CGSE has two trading methods for participating members: the open outcry method, and since March 2008, electronic trading. Substantially all of our transactions are conducted through our electronic trading platform which is hosted in our offices in Hong Kong and is directly connected to the CGSE electronic trading platform. The open outcry method is used in most major futures markets and describes the conduct of floor traders who call out buying and selling prices in Cantonese in the trading hall and supplements such calls with hand signals. When a transaction is complete, the seller must complete a trading note within 15 minutes and hand it to the buyer for confirmation. Thereafter, the trading note is submitted to the CGSE Settlement Department and the transaction is registered. "99 Tael Gold Contracts" and "Kilo Gold Contracts" are traded with the open outcry method.

The following contracts for 100oz / 10oz Loco London Gold, 2500oz / 250oz Loco London Silver and Kilo Gold RMB are traded with the electronic trading system:

100 Ounces Loco London Gold Contract
Fineness:	995 or up
Basic Trading Unit:	100 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.01/ounces
10 Ounces Loco London Gold Contract
Fineness:	995 or up
Basic Trading Unit:	10 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.01/ounces
5000 Ounces Loco London Silver Contract
Fineness:	9999 or up
Basic Trading Unit:	5000 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.0001 per ounce
500 Ounces Loco London Silver Contract
Fineness:	9999 or up
Basic Trading Unit:	500 ounces
Price unit:	US/Ounces
Minimum Price Fluctuation:	USD0.0001 per ounce
Kilo Gold RMB Contract
Fineness:	9999 or up
Basic Trading Unit:	1 KG or 1000 Gram
Price unit:	RMB/Gram
Minimum Price Fluctuation:	RMB0.01 per gram

Commencing October 2012, trading hours for the CGSE electronic trading platform begin at 7:00 a.m (Hong Kong time), and end at 5:00 a.m. (Hong Kong time) on the following day, and electronic trading lasts 22 hours. The CGSE assigns a unique “Contract Transaction Code” to every contract traded on its electronic-trading platform. The assigned Contract Transaction Code protects customer interests and provides transaction transparency by allowing customers to review their transaction details on the CGSE‘s website.

Industry Terminology

Throughout this prospectus, we may use the following gold and silver industry terminology:

●
“Loco London Basis” refers to the method of trading used by the Loco London Gold Market in Hong Kong, which is modeled on the London Gold Market. Dealers usually quote their own books, and deal with the investors as principal. Loco London Gold is traded and quoted against US dollars and the minimum size for one contract is 100 ounces.

●
“Loco London Price” refers to the basis for virtually all market transactions in gold and silver in London. It is a quotation made by dealers based on US dollars per fine troy ounce for gold and US dollars per troy ounce for silver. Settlement and delivery for both metals is in two full business days in London after the day of the deal. From this basis price, dealers can offer material of varying fineness, bar size or form - for example, grain - at premiums to cover the costs of producing smaller, exact weight bars, or bars of a fineness above the 995 fine minimum.

●
“Troy Ounce” refers to the trading unit for gold and silver. Gold is traded in per fine troy ounce and silver is traded in per troy ounce. In the case of gold, the unit represents pure gold irrespective of the purity of a particular bar, whereas for silver it represents one ounce of material of which a minimum of 999 parts in every 1,000 will be silver. One troy ounce is equal to 1.10 ounces.

Our Growth Strategy

We believe that the precious metals market creates a significant growth opportunity on which we intend to capitalize by utilizing the following strategies:

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Customer service and trading platform capabilities. We believe that in order to compete effectively in our product market, we must constantly improve the quality of our customer service and our electronic trading platform capabilities as demanded by agents and their customers and as driven by technological change.  Man Loong has established a strong team of IT specialists to help ensure that the trading platform functions without disruption and error. Man Loong has entered into licensing agreements with an affiliated company engaged in hosting its servers and the development and enhancement of its trading platform which allows Man Loong to continually improve the functionality of the trading platform in response to customer demands.  In Man Loong’s offices in Hong Kong Man, Loong provides a 115 workstation trading floor where agents and their customers can access our trading platform to execute trades and obtain research information on precious metals prices and price trends.

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Brand Recognition. We also plan on developing our brand recognition. In addition to providing high quality products and effective access to the bullion market through Man Loong’s electronic trading platform. Customers can access their account to check their gain/ loss position 24 hours a day 7 days a week through Man Loong’s electronic trading platform. We believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels in Hong Kong, China, Singapore and Vietnam. With adequate funding, we plan to acquire a number of local and overseas foreign exchange providers as well as precious metals and commodities brokers that can complement our strengths in services, integration, and implementation. We expect that this strategy will result in expanding our services to a wider customer base.

Our Products, Services and Customers

Through our subsidiary, Man Loong, we are a recognized electronics trading member of the Chinese Gold and Silver Exchange Society, or the CGSE, in Hong Kong, and hold a Type AA License which  Man Loong uses to provide an electronic platform for agents’ customers to engage in the electronic trading of Kilo Gold and Loco London Gold and Silver. Man Loong provides the ability for customers to trade gold and silver price contracts via our electronic trading platform in Hong Kong, which also provides agents and their customers with information 24-hours a day regarding their account balances, number of trades they hold and up-to-date news regarding price quotations on gold and silver price contracts, on a Loco London Basis, as well as information updates on the gold and silver markets. Customers can access their account to check their gain/ loss position 24 hours a day 7 days a week through Man Loong’s electronic trading platform.  In addition, unlike the CGSE which accepts trades 22 hours a day, trades may be placed with Man Loong’s electronic trading platform 24 hours a day and Man Loong is responsible for submitting trades it receives during the 2 hours in which the CGSE is closed to the CGSE upon its opening for trading.

All of Man Loong’s revenue is derived from commissions that Man Loong earns facilitating trades on its trading platform. Man Loong contracts with agents who pay Man Loong a fixed commission of $20 - $40 on each gold or silver price contract trade that their customers execute through our online trading platform.  Man Loong’s agents and their customers have the sole responsibility for settlement of the price of the gold or silver contracts traded and for the gain or loss on those trades. In January 2010, Man Loong signed an agency agreement with one of its directors and shareholders, Mr. Wong Hak Yim, to act as an agent for customers of Mr. Wong and Mr. Wong agreed to indemnify Man Loong for any losses arising out of such activity.  Man Loong did not incur any losses from Mr. Wong acting as such an agent and for the year ended March 31, 2012, Man Loong’s commission revenue from trades executed for Mr. Wong’s customers was $2,249.  In September 2012 the agreement with Mr. Wong expired and in November 2012 all trading for Mr. Wong’s customers with Mr. Wong acting as agent were discontinued.  Due to the fact that Man Loong received minimal commission revenue from such agency agreement, the termination of the agreement is not expected to have a material impact on Man Loong’s future revenue.

Man Loong does not facilitate trades in futures contracts, forward contracts or swaps. All of the contracts for which Man Loong executes trades are price contracts in which the customer of the agent places an order to buy or sell a short or long trading position in the price of gold or silver which is then set at the market price at the time the CGSE executes the trade with a counterparty. Although the price of the gold or silver price contract, which is established at the time of the price contract trade, does not change regardless of how long the position is held, the market risk of the price contract losing value based on the market fluctuations of the gold or silver market price, as applicable, continues until the position is sold. Gold/silver trades of these price contracts are settled by the CGSE between the buy side and the sell side at the market price at the time ofthe trade. In electronic trading of price contracts, there is no physical delivery of gold or silver. The price contract is distinguished from a swap contract in that the identities of both counterparties to the swap contract are known as opposed to the price contract in which such identities are not known, there is an expiration date for the swap contract while the price contract does not have an expiration date, the swap contract does not have the built in margin that the price contract has and there are periodic payments in a swap contract as opposed to the price contract that provides for cash to be received only upon the closing of the price contract. The price contract is also distinguished from a futures contract in that the futures contract has an expiration date while the price contract does not, the futures contract does not have the built in margin that the price contract has and unlike the price contract physical delivery of the commodity may occur at the end of the futures contract. Man Loong’s contracts have no specified settlement date because the price contract is settled at the market price at the moment the counterparty is matched with the trade and the customer has no obligation to engage in a trade after acquiring a position.

Substantially all of Man Loong’s revenue is derived from the commissions Man Loong earns for executing trades for agents with whom it has written agreements and their customers and we expect that all of our future revenue will be derived from commissions. Man Loong has earned a small amount of revenue (less than two percent of its overall revenue) from commissions received for the use of the trading platform licensed from True Technology by the agents of other CGSE member companies who required occasional extra trading capacity.  This is not a significant part of our business and we do not intend to expand the market for these services.

Man Loong currently has 3 agents in Hong Kong which cover three main geographic areas, including Hong Kong Island, Kowloon and the New Territories.  In mainland China, we have 10 agents located in Shanghai and Guangdong and Fujian provinces.  Each of Man Loong’s agents in Hong Kong have between 100 – 150 customers and its agents in China each have between 100 and 600 customers.

The agency agreement that Man Loong enters into with its agents, provides, among other things, that (i) the agent will act as a counterparty with the agent’s customers; (ii) the agent is responsible for the risk of loss; (iii) Man Loong will not directly solicit client orders; (iv) that the agent can use Man Loong’s trademarks to further its business but that the trademarks are owned by Man Loong, and (v) that the commission to be paid by the agent to Man Loong shall be a mutually agreed price.  Either party can terminate the agency agreement upon a breach of its terms by the other party.

Our Electronic Trading Services

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Customers of agents use the electronic trading platform that Man Loong licenses from True Technology to place their purchase and sale of price contracts on gold and silver online. This user interface is inter-connected with a number of proxy servers and a price server which retains all pricing data feed and formulates from a spectrum of third party market pricing sources (such as M-Finance and Bloomberg). The agent’s customer’s instructions with respect to their contracts then route through the proxy servers and execute through Man Loong’s trading servers, and all trading instructions are archived in its trading database. Man Loong’s licensed electronic trading platform provides customers with information 24-hours a day regarding their account balance, number of trades they hold and up to date news regarding the trade market. Man Loong’s electronic trading platform was developed in partnership with, and is operated and maintained by our affiliate and developer of the platform, True Technology.

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True Technology is an IT services provider owned by Mr. Choi, our Chief Executive Officer and a 49.5% stockholder and Mr. Wong, a director and a stockholder. The Company pays True Technology, a monthly flat fee for the license of the trading platform which has been customized to our specifications and hosting services.  On May 27, 2011, Man Loong entered into an agreement with True Technology Company Limited for the license of the trading platform it uses and the provision of hosting services by True Technology Company Limited for an aggregate monthly fee of approximately $12,894.  On April 1, 2013, Man Loong entered into a new agreement with True Technology Company Limited for the license of the technology as well as the provision of hosting services until March 31, 2015 for an aggregate monthly fee of approximately $3,868.  The hosting services include physical space to house a computer system owned by True Technology Company Limited and a connection of Man Loong’s server to the internet using True Technology Company Limited’s public network connections.  The agreement is subject to termination by True Technology Company Limited at any time upon provision of written notice. For the years ended March 31, 2013 and 2012, Man Loong paid True Technology an aggregate fee of $154,725 and $154,297, respectively, for the use of the platform and the hosting services.

To mitigate the risk of trading disruptions, Man Loong has a mirror server set up in a secured server room in its headquarters office in Hong Kong.  The mirror server has the same trading software installed as the production server.  If there are any network problems with the production server, the network connection will be switched to mirror server to minimize, if not avoid entirely, any downtime of the trading systems.  In addition, Man Loong has two IT specialists and one operations manager to continuously monitor the server status and ensure the resumption of operations should it ever become necessary.

Unlike other traditional precious metals providers, Man Loong’s electronic trading platform offers other services including real-time price quotations as well as updates on global market information. In September, 2012 Man Loong released its smart phone trading system. In February, 2013 Man Loong released its English language trading platform.  We believe that these additional ways of accessing our services will retain existing agents and their customers as well as attract new agents and customers with diverse needs. The table below describes some of Man Loong’s typical customer purchases of gold and silver price contracts

Product	Loco London Gold*	Loco London Silver*
Contract Size (one lot)	100 ounces	500 ounces
Minimum price fluctuation	US$0.1	US$0.0001
Minimum and maximum trading volume for each order	Minimum: 0.1 lot	Minimum: 0.1 lot
	Maximum: 100 lots	Maximum: 100 lots
Spread Under normal market conditions)	US$0.5	US$0.04
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*A “London Good Delivery” gold bar, which is the market standard, must have a minimum fineness of 995.0 and a gold content of between 350 and 430 fine ounces with the bar weight expressed in multiples of 0.025 of an ounce - the smallest weight used in the market. Gold bars are generally close to 400 ounces or 12.5 kilograms. A London Good Delivery silver bar must have a minimum fineness of 999 and a recommended weight between 750 and 1,100 ounces, although bars between 500 and 1,250 ounces will be accepted. Silver bars generally weigh around 1,000 ounces.

Man Loong uses its best efforts to ensure that all transactions are open and fair to all of its agent’s customers and all its transaction prices are recognized and verified by the CGSE, within 30 minutes of executing such transaction. All of Man Loong’s revenue is derived from executing trades of contracts for gold and silver on its electronic trading platform and telephonic order system.

Telephone Ordering System

To accommodate a limited number of clients who prefer the traditional method of placing orders by telephone, Man Loong provides the following service and procedures:

1.	Agent’s customer calls Man Loong’s office trade line, and is notified that the conversation will be recorded for trade record.

2.	Agent’s customer must provide his or her login ID and password for verification.

3.	Man Loong’s trading specialist provides the latest quote for gold and silver.

4.
Agent’s customer places an order based on the quote provided in step (3), and must confirm the order verbally by saying “Yes the trade is confirmed”.  Confirmation is recorded and trading specialist places the order into the trading platform.

5.	The trading platform executes the trade and receives confirmation code from the CGSE. The confirmation code is updated automatically in the agent’s customer’s account statement.

6.	Phone order completed.

Sales and Marketing

In today’s competitive environment, we believe that companies must strategically position themselves to increase revenue using a variety of media. As the internet has become the primary information medium, Man Loong’s website is its main sales and marketing tool. In addition to its expertise in technology, Man Loong has employed a team of seasoned marketing staff to update and maintain its website, which is readily available to access from major search engines. Man Loong’s marketing team also designs online promotions that are intended to increase the volume of trade and frequency of visits by targeted groups of customers.

To conserve resources and help increase its efficiency, Man Loong uses its independent agents, instead of salaried employees, as its representatives to promote its product and services and  provide customer support at Man Loong’s trading center located in its offices in Hong Kong. These agents are engaged on an “at will” basis and are compensated commensurate with their performance. They receive a flat monthly fee of approximately US$50 (HK$400) and a commission of approximately US$.03 (HK$.25), per trade that their customers execute. These arrangements are not in writing, but are based on oral agreements and on-going business relationships. The compensation to the agents is recorded as a marketing expense.

Man Loong regularly conducts seminars in various cities such as Hong Kong, Shenzhen and Guangzhou to meet with customers directly. In August, 2012, we organized a precious metals trading training course in Shanghai and Guangzhou.  Customers and potential customers who completed the course received certification as “Professional Precious Metal Trading Analyst” which is generally accepted by financial institutions in China.

Man Loong maintains a Q&A section on its website, which serves as a platform for agents and their customers to communicate with it. The forum administrators gather the customer comments and suggestions for its consideration when preparing its annual business plan. Additionally, Man Loong uses this feedback to determine which enhancements to the trading platform would be of greatest service to its agents and their customers.  Man Loong launches periodic promotional campaigns to reward customer loyalty, such as lucky draws and token redemption promotions.

Man Loong now has one investment center open in Hong Kong, where its current and potential agents and their customers may access Man Loong’s online trading platform and market research tools or meet its customer service representatives and other professional staff to discuss issues and answer questions.  Beginning in February 2013, Man Loong moved to an office with over 10,000 sq. ft. office space to consolidate its investment center into a single location and further expand our professional team to serve our agents and their customers.

Man Loong intends to expand the market for its principal operations beyond its investment center in Hong Kong by exploring the opening of additional investment centers in major cities or other localities in China and by promoting the Man Loong brand.  Man Loong believes that interest in the electronic trading of gold and silver contracts is increasing in Asia’s emerging markets both in and outside of China as income and living standards increase, and that these emerging markets could provide Man Loong with significant new market opportunities to build its customer base and its brand.

Competition

The retail market for facilitating trades in gold and silver contracts is fragmented and highly competitive. Our competitors in the retail market can be grouped into several broad categories based on size, business model, product offerings, target customers and geographic scope of operations. These include international retail precious metals brokers, international multi-product trading firms, other electronic trading firms and international banks and other financial institutions with significant precious metals operations. We expect competition to continue to remain competitive and strong for the foreseeable future.

Our Competitive Strengths

We attribute our success to date and potential for future growth to a combination of strengths, including the following:

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Man Loong’s Trading Platform Technology is Regularly Updated to Meet Evolving Customer Needs. Man Loong continuously carries out research and gathers data on customer behavior and trends so that it may seek to provide the best technology to meet the evolving requirements of its agents and their customers.  Man Loong views itself primarily as an e-commerce trading platform provider enabling its customers to acquire and/or dispose of precious metals and precious metals contracts, at their own market risk.

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Experienced Management Team. Man Loong’s key employees have significant experience and expertise in the application of technology and automation systems and, as significant equity owners of our Company, are heavily committed to our success. Its senior management team, in particular, has substantial experience of operating electronic trading platform an average of 10 years’ experience in the gold and silver industry between them.

●	Low Cost Structure through Automation. Man Loong's focus on automation and expense management practices enables it to operate with a low cost structure.

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Provide 24 Hour Customer Service. We view ourselves not only as a product provider but also as a company that competes as a service provider. As such, we strive to provide first-class customer service, with a 24-hour online customer service desk to respond to customer inquiries. In addition Man Loong’s technical response team is on standby 24 hours a day, 7 days a week to provide technology assistance to agents and their customers, if and as needed.

Research and Development

Man Loong has a dedicated marketing team devoted to determining its agents’ and their customers’ demands for capability enhancements of our electronic trading platform and working with True Technology, an affiliated IT services provider owned by Mr. Choi, our Chief Executive Officer and a 49.5% stockholder and Mr. Wong, a director and a stockholder, for the development and implementation of improvements.  During the past two years, Man Loong has not incurred any research and development expenses as very few software enhancements were made to the electronic platform during those years other than basic software enhancements services, for which Man Loong was not charged any fee other than its monthly  license fee to True Technology. For the year ended March 31, 2013 and 2012, Man Loong paid True Technology $154,725 and $154,297, respectively for the use of the platform.

Intellectual Property

We believe our intellectual property is important to our success. The intellectual property rights of an owner are not automatically protected by the laws of Hong Kong if the trademark or proprietary technology is not registered with the Trade Marks Registry of Hong Kong. Man Loong relies on Hong Kong’s intellectual property laws, where applicable, and on contractual restrictions to protect its trademark or proprietary technology from parties who infringe on its trademarks and its affiliate’s proprietary technology. In September 2012, Man Loong registered its trademark with the Intellectual Property Department of Hong Kong for marketing and brand recognition. Man Loong’s standard agreement that it enters into with each employee and independent contractor contains representations from such individuals that they will not divulge or discuss with any third parties during the term of their agreement or after termination of employment any of Man Loong’s proprietary information and a breach of the provision can result in dismissal as well as a claim against such individual for damages. However, there can be no assurance that that such agreements can fully protect its intellectual property, be enforced in a timely manner or that any such employees or consultants will not violate their agreements with Man Loong.

Man Loong does not own the software that is used for the operation of its electronic trading platform, but rather Man Loong licenses it from True Technology.  The license agreement, with True Technology provides that True Technology will not license the customized software that Man Loong licenses to any third parties.  In April 2013, Man Loong entered into a Software Development License and Maintenance Agreement with True Technology (the “License Agreement”).  The License Agreement provides that Man Loong will pay a monthly fee to True Technology of approximately $3,868 in consideration of the grant of a non-exclusive license to use the software developed by True Technology that we currently use in our business and the provision of hosting services. True Technology has agreed not to license or sublicense the software to third parties without Man Loong’s prior consent. True Technology has modified the licensed technology at the request of Man Loong to fit Man Loong’s specifications. The License Agreement provides that all enhancements or modifications to the software requested by us and developed by True Technology shall be the proprietary property of Man Loong and Man Loong is required to pay an additional hourly fee for the development of such enhancements and modifications; however, the basic technology upon which the enhancements are made is owned by True Technology.  Although Man Loong believes that it could find other software providers to supply similar software to that owned by True Technology and then add its proprietary enhancements to such technology, such action may be costly and time consuming. In addition, True Technology may license or sublicense the underlying software, without Man Loong’s enhancements or modifications that are used for the operation of the electronic trading platform, to third parties without the consent of Man Loong.

The License Agreement remains in effect until the services provided are terminated, changed or canceled as provided in the License Agreement.  True Technology has the right to terminate the License Agreement during any investigation of violations of use of the services offered by True Technology and at any time upon sixty (60) days prior written notice. Man Loong has the right to terminate the License Agreement upon written notice to True Technology.

Employees

As of December 20, 2013, Man Loong employed a total of 23 full time employees. The following table sets forth the number of our full time employees by function.

Number of
Function	Employees
Senior Management	3
Operations	7
Sales and Marketing	4
Finance	5
Technology, Research and Development	2
Human Resource & Administration	2
Total	23

Regulations

Because our primary operating subsidiary is located in Hong Kong, we are regulated by Hong Kong laws, including those outlined in more detail below. We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

Permits and Certificates

Man Loong is a member of the CGSE, a self-regulated body with established industry standards. The CGSE operates in Hong Kong as a registered society and operates as an exchange for gold and silver. The CGSE’s Executive and Supervisory Committees are the highest decision-making authority and are responsible for implementing CGSE policies, effecting development plans and monitoring their effectiveness. The CGSE’s constitution limits CGSE membership to 192 members, and it currently has 171 licensed members, all of whom must have a minimum required working capital, defined as cash plus precious metals, of approximately $193,000 and minimum required assets of $643,000. The CGSE requires its members to submit a quarterly liquidity capital report, in order to ensure that the bank balances exceed or equal the balance of customer deposits, as well as comply with the code of conduct which is regulated by CGSE. As of March 31, 2013 and 2012, we had $1.4 million and $1.7 million in cash, respectively. As of March 31, 2013 and 2012, we had $2.5 million and $2.2 million, respectively, in total assets. As of September 30, 2013 and 2012, Man Loong had $1.2 million and $0.33 million, respectively, in cash and $2.9 million and $1.2 million, respectively, in total assets. We were in compliance with these requirements as of March 31, 2013 and 2012 and September 30, 2013 and 2012.

Applicants must apply for and/or purchase membership and licensing from the CGSE or from existing members, and CGSE has the power to suspend and/or revoke membership for breach of its rules and regulations. There are 5 categories of CGSE operation status (AA, A1, A2, B and C) that permit the member to deal with various CGSE gold and silver products. We hold the following CGSE license and certification:

License	Issuing Authority	Effective Date	Expiration/Term

London Gold and Silver Trading License (AA)	CGSE	January 2010	N/A

Regulation of Online Services

Man Loong’s revenues are generated through commissions on trades that its agents’ customers execute via its electronic trading platform online, and its telephone trading system. The Hong Kong government and other regulatory agencies may block or suspend our internet transmission capabilities if we are deemed to be in violation of the following content regulations for online services:

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Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) – Man Loong is subject to the laws, rules and regulations regarding trading. The Securities and Futures Commission is responsible for: maintaining and promoting the fairness, efficiency, competitiveness, transparency and orderliness of the securities and futures industry. The Commission may suppress illegal, dishonorable and improper practices in the securities and futures industry; to take appropriate steps in relation to the securities and futures industry. Regardless of the communication or delivery medium used, the Commission will continue to apply the general anti-fraud and anti-manipulation provisions of the relevant Ordinances in its enforcement actions. If any person responsible for activities over the Internet is found to have acted in contravention of the provisions of the Ordinances or appears to have been involved in any misconduct whether in Hong Kong or elsewhere, the Commission may exercise its regulatory powers (including prosecution or taking other disciplinary actions as may be required); and when necessary, the Commission may consider other regulatory means available to it including seeking cooperation from foreign regulators and law enforcement agencies to take joint enforcement action, if necessary. We are prohibited from carrying on any regulated activity, as defined under the Securities and Futures Ordinance, such as dealing in securities and/or futures contracts, unless we have been granted the appropriate license(s) from the Commission.

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Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) – Man Loong is subject to data privacy laws, rules and regulations that regulate the use of customer data. In Hong Kong we are governed by the Personal Data (Privacy) Ordinance and as a data user we are prohibited from doing or engaging in any practice that contravenes the data protection principles set out therein.

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Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong), Crimes Ordinance (Cap. 200 of the Laws of Hong Kong) and Theft Ordinance (Cap. 210 of the Laws of Hong Kong) – Provisions under the Telecommunications Ordinance, Crimes Ordinance and Theft Ordinance make it an offense for unauthorized access to computers by telecommunication, to access a computer with criminal or dishonest intent, and extend the meaning of criminal damage to include misuse of computer programs or data, and burglary to include unlawfully causing a computer to function other than as it has been established and altering, erasing or adding any computer program or data. In this respect, any of the above mentioned computer related crimes committed by any staff, employees or agents, will subject us to possible criminal charges and/or investigations.

These rules and regulations are administered by the three branches of Hong Kong’s Commerce and Economic Development Bureau: (i) the Commerce, Industry and Tourism Branch (responsible for policy matters on Hong Kong’s external commercial relations, inward investment promotion, intellectual property protection, industry and business support, tourism, consumer protection and competition), (ii) the Communications and Technology Branch (responsible for policy matters on broadcasting, film-related issues, overall view of creative (including film) industry, development of telecommunications, innovation and technology, and control of obscene and indecent articles); and (iii) the Office of the Government Chief Information Officer (responsible for policy, strategy and execution of information technology programs and initiatives).

If any of these government agencies acts to block or limit access to Man Loong’s website or adopt policies restricting its agents and their customers from providing it with accurate and up-to-date information, the value of its electronic trading platform could be negatively impacted, which would adversely affect our ability to offer compelling hiring and marketing solutions and subscriptions to its customers, enterprises, and professional organizations.

Seasonality

We do not expect that Man Loong’s business will experience significant seasonality.

Property

Man Loong leases approximately 10,000 square feet at 8/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Hong Kong, where Man Loong’s corporate head office is located. On December 1, 2012, Man Loong entered into a lease for the office space which expires on November 30, 2015.  The monthly lease payments for these facilities are approximately $46,647.  We believe the facility is in good condition and adequate to meet our current and anticipated requirements.  We lease offices space at 80 Broad Street, New York, New York 10004 on a month-to-month basis for a monthly fee of $219.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Holders

As of October 30, 2013, there were 53 stockholders of record of our common stock.

Dividends

We have never declared or paid a cash dividend for common stock. Any future decisions regarding dividends will be made by our board of directors which has complete discretion on whether to pay dividends on our common stock.  Even if our board of directors decides to pay dividends on our common stock, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.  In the past, Man Loong has paid dividends to its members.  For the year ended March 31, 2013 and 2012, Man Loong paid dividends of $0 and $643,984, respectively.  We do not intend to pay dividends in the foreseeable future and instead intend to retain earnings to further grow our business.

Equity Compensation Plans

We currently do not have any equity compensation plans and neither does Man Loong.

Future Sales of Unregistered Securities

The Company will have a significant number of restricted shares that will become eligible for sale shortly after this registration statement is declared effective. We currently have 51,260,000 shares of our common stock outstanding, all of which are restricted securities. Of such amount, the 500,000 shares being registered herein will be eligible for sale immediately upon the effectiveness of this registration statement. All of the remaining shares will be eligible for resale under Rule 144 within ninety days of us being a reporting company under Section 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), subject to certain restrictions.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our securities. The initial offering price of $0.50 per share, which will be in effect until the shares are quoted, if ever, on the OTC Bulletin Board or another exchange, was determined by evaluating our recent sales of unregistered securities. Factors considered in determining such price in addition to prevailing market conditions include recent sales of securities and an assessment of our future prospects. Such price does not have any relationship to any established criteria of value, such as book value or earnings per share. Such price is not indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. No assurance can be given that the shares can be resold at the public offering price.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed with the Securities and Exchange Commission.

Overview

On April 3, 2013, we entered into a Contribution Agreement with the shareholders of Man Loong, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong from its stockholders, in exchange for 50,760,000 newly issued shares of our common stock, with a par value of $0.0001. After the transaction, Man Loong became our wholly owned subsidiary.

This share exchange transaction (the “Merger”) was accounted for as a recapitalization whereby Man Loong was the acquirer for financial reporting purposes and eBullion was the acquired company.  Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the Merger will be those of Man Loong and will be recorded at the historical cost basis.  The consolidated financial statements after completion of the Merger include the assets and liabilities of eBullion and Man Loong, historical operations of Man Loong and operations of eBullion from the closing date of the Merger.  Common stock and the corresponding capital amounts of the Company pre-merger have been retroactively restated as capital stock shares reflecting the exchange ratio in the Merger.  In conjunction with the Merger, Man Loong received no cash and assumed no liabilities of eBullion.

Since April 3, 2013, through our subsidiary, Man Loong, we have been engaged in the precious metals trading business, facilitating the execution of gold and silver price contracts for customers of its agents via an electronic trading platform which we license from an affiliated company, True Technology.  In facilitating trades of these price contracts, Man Loong acts in its capacity as an officially designated electronics trading member of the Chinese Gold and Silver Exchange Society, or the “CGSE”, in Hong Kong.  Man Loong holds a Type AA License which it uses to engage in the electronic trading of Kilo Gold and Loco London Gold and Silver.  The electronic trading platform that Man Loong licenses from True Technology provides its agent’s customers with CGSE price quotations on gold and silver price contracts, on a Loco London basis, as well as information updates on the gold and silver market, based on an evaluation of third-party market pricing sources such as Reuters or Bloomberg.  Man Loong’s agent’s customer base is located primarily in China where it works through independent agents, and in Hong Kong where it has one office and maintains its trading platforms.  Man Loong has 3 agents in Hong Kong which cover three main geographic areas, including Hong Kong Island, Kowloon and the New Territories.  In mainland China, Man Loong has 10 agents located in Shanghai and Guangdong and Fujian provinces.  Each of our agents in Hong Kong have between 100 and 150 customers and our agents in China each have between 100 and 600 customers.

Man Loong’s membership in the CGSE allows it to facilitate trades on behalf of nonmembers who execute trades to buy and/or sell gold and/or silver price contracts without it being required to become a counterparty to the trade or to purchase or sell any gold or silver being traded as a principal. Man Loong facilitates the trades that are placed using its electronic trading platform.  Man Loong provides agents and their customers with access to its electronic trading platform which has a direct connection to the CGSE.  Man Loong enters into an agency agreement with each agent for which it repeatedly facilitates trades pursuant to which the agent agrees to pay a commission to Man Loong for each trade that Man Loong facilitates and the agent agrees to take all responsibility for trade losses. The agents  often use Man Loong’s offices and conference rooms as a physical place to meet with customers and Man Loong provides a dedicated investment center where agents and their customers can access the electronic trading platform to place and process contract orders for gold, and silver and obtain up-to-date market data, trade reports and gain/ loss reports to assist them in evaluating their portfolio and effecting contract trades.

Man Loong provides its  agents and their customers, with access to its electronic trading platform to place and process price contract orders for gold and silver, which price contracts do not involve the physical transfer or delivery of any actual gold, silver or other precious metals. The electronic trading platform also provides an agent’s customers with up-to-date market data, trade reports and gain/ loss reports to assist them in evaluating their portfolio and effecting price contract trades.  Man Loong’s agents  assume all of the portfolio trading risk of their price contract orders.  Man Loong merely supplies the trading platform that processes the trade as a member of the CGSE and receives a commission.  The electronic trading platform communicates and confirms all of the trades that are placed by Man Loong to the CGSE and the CGSE, through the electronic trading platform, provides both the customers of the agents and the agents with confirmation codes which confirm execution of the trades placed through the electronic platform.

Man Loong receives a brokerage commission per trade ranging from $20 to $40 regardless of the purchase price paid or received for the gold or silver traded and the agent assumes the sole responsibility for settlement of the purchase price of the gold or silver traded and for any resulting gain or loss recognized on those trades.

All of our revenue has been derived by Man Loong from the commission it receives on each trade executed through its electronic trade platform or telephone transaction system.  Man Loong calculates and charges the agents account a flat fee of between $20 - $40 when each trade is closed and invoices those agents for their commission at the end of each month. Payment terms for commissions are net 30 days.  The typical fee is $40 per trade; however, for agents whose customers execute a large number of trades, Man Loong will discount the fee to as low as $20 per trade.  Man Loong evaluates its commission fee on an annual basis and adjusts it accordingly based upon its operational costs, which include the fees to run its electronic trading platform, the fees associated with the maintenance of its office, the fees that are charged by the CGSE and its employee costs.

Man Loong is not a counterparty in the trades executed by our agents’ customers on our trading platforms, instead it charges a commission which ranges from $20 to $40 for each completed trade. Man Loong’s revenue is dependent upon the amount of commission it generates which in turn is dependent upon the number of agents it has and trade volume as opposed to the price of the commodities. Man Loong’s revenues increase as it adds new contracted agents and as those agents increase the number of their customers. If Man Loong has fewer agents as was the case in the beginning of fiscal year 2012, its revenue will suffer. In addition, past trends indicate that at times of price volatility, in the prices of gold and silver, Man Loong’s agent’s customers tend to increase the number of trades that they execute across Man Loong’s trading platforms. During the year ended March 31, 2012, the number of contracted agents decreased by 2 during the year, which resulted in a decrease of 2,700 agent customers. As a result, for the year ended March 31, 2012, Man Loong’s revenues decreased by $524,008 or 20% compared to the year ended March 31, 2011. During 2013, Man Loong added 2 new agents and its agent’s customer base increased by 700. As a result, for the year ended March 31, 2013, Man Loong’s revenues increased by $729,719 or 39% compared to the year ended March 31, 2012. While Man Loong’s agents did not replace all of the lost customers in 2013, with the increased trading due to increased volatility on gold and silver prices, Man Loong’s commission revenue increased. During the three years ended March 31, 2013 the price of gold ranged from approximately $1,100 per ounce to a high of $1,875 per ounce and declined to its current trading range of approximately $1,400 per ounce. The price of silver ranged from approximately $18 per ounce of a high of $45 per ounce and then declined to its current trading range of approximately $22 per ounce. During the six months ended September 30, 2013 the price of gold ranged from approximately $1,576 per ounce to a low of approximately $1,200 per ounce and has remained in its current trading range of approximately $1,200 per ounce. The price of silver ranged from approximately $27 per ounce of a low of $19 per ounce and has remained in its current trading range of approximately $20 per ounce.

Results of Operations for the Years Ended March 31, 2013 and March 31, 2012

Man Loong’s revenue was $2,825,214 and $2,032,495 for the years ended March 31, 2013 and 2012, respectively, an increase of $792,719 or 39%. All of our revenue was derived from commissions on trades placed through our trading platform and telephone transaction system. During 2013, Man Loong added 2 new agents and its agents’ customer base increased by 700 as compared to 2012.

Total expenses were $2,183,001 for the year ended March 31, 2013 as compared to $1,736,056 for the year ended March 31, 2012, an increase of $446,945 or 26%. Approximately 74% of our total expenses for the year ended March 31, 2013 were attributed to general and administrative expenses compared to 69% for the year ended March 31, 2012. Man Loong’s largest general and administrative expense is its marketing expense, which includes payment made to agents for their provision of sales, marketing and customer support services. Man Loong’s investment center located in its Hong Kong headquarters is primarily staffed by trading professionals employed by Man Loong’s agents. These trading professionals provide direct trade and research assistance to their customers which enable those customers to more efficiently use Man Loong’s trading platform. They also assist Man Loong in selling and marketing its services. Although these services are not specified  under the terms of its agency agreement, Man Loong has oral agreements to compensate  agents for these services by paying them a flat fee of approximately US$50 (HK$400) per month with a commission of approximately US$0.03 (HK$0.25) per trade that their customers execute which is recorded in its statements of comprehensive income as marketing expense. Marketing expense was $384,058 or 18% of Man Loong’s total expenses for the year ended March 31, 2013 and $335,721 or 19% of Man Loong’s total expenses for the year ended March 31, 2012. Man Loong’s other two large expenses were (i) its trading platform hosting and rent which is a monthly flat fee and was $359,267 or 16% of its total expenses for the year ended March 31, 2013 and $335,721 or 19% of its total expenses for the year ended March 31, 2012 and (ii) its occupancy costs for the rent and management fee paid for its offices was $419,555 or 19% of Man Loong’s total expenses for the year ended March 31, 2013 and $203,919 or 12% of its total expenses for the year ended March 31, 2012. For the years ended March 31, 2013 and 2012, employee compensation and benefits was $546,344 and $537,230 or 25% and 31% of Man Loong’s total expenses for the years ended March 31, 2013 and 2012.

Man Loong’s net income was $537,886 for the year ended March 31, 2013, compared to $246,841 for the year ended March 31, 2012 an increase of $291,045 or 118%.  The increase was primarily the result of Man Loong’s increased revenue while its marketing as a percentage of expenses, trade platform and occupancy expenses remained relatively stable for both years.

Results of Operations for the Quarters Ended September 30, 2013 and 2012

Man Loong’s revenue was $817,202 and $210,520 for the quarters ended September 30, 2013 and 2012, respectively, an increase of $606,682 or 288%. All of Man Loong's revenue was derived from commissions on trades placed through its trading platform and telephone transaction system.  During fiscal year 2012, the number of contracted agents decreased by 2 during the year, which resulted in a decrease of 2,700 agent customers.  During the 4th quarter of fiscal year 2013, Man Loong added 2 new agents and its agents’ customer base increased by 700 as compared to 2012 and remained constant for all of the quarter ended September 30, 2013.

Total expenses were $807,289 for the quarter ended September 30, 2013 as compared to $405,249 for the quarter ended September 30, 2012, an increase of $402,040 or 99%.  Approximately 71% of our total expenses for the quarter ended September 30, 2013 were attributed to general and administrative expenses compared to 69% for the quarter ended September 30, 2012.  Man Loong’s largest general and administrative expense is its marketing expense, which includes payment made to agents for their provision of sales, marketing and customer support services.  Marketing expense was $300,091 or 37% of Man Loong’s total expenses for the quarter ended September 30, 2013 and $82,573 or 20% of Man Loong’s total expenses for the quarter ended September 30, 2012.  Man Loong’s other two large expenses were (i) its trading platform hosting and rent which was $41,326 or 5% of its total expenses for the quarter ended September 30, 2013 and $69,668 or 17% of its total expenses for the quarter ended September 30, 2012 and (ii) its occupancy costs for the rent and management fee paid for its offices was $146,591 or 18% of Man Loong’s total expenses for the quarter ended September 30, 2013 and $62,686 or 15% of its total expenses for the quarter ended September 30, 2012. For the quarters ended September 30, 2013 and 2012, employee compensation and benefits was $212,544 and $125,395 or 26% and 31% of Man Loong’s total expenses for the quarters ended September 30, 2013 and 2012.

Man Loong’s net income (loss) was $6,053 for the quarter ended September 30, 2013, compared to a net loss of $(159,850) for the quarter ended September 30, 2012 an increase of $165,703 or 104%.  The increase was primarily the result of Man Loong’s increased revenue while its, trade platform and employee compensation expenses decreased as a percentage of revenue, offset in part by an increase in occupancy expense and marketing expense as a percentage of revenue for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012.

Results of Operations for the Six Months Ended September 30, 2013 and 2012

Man Loong’s revenue was $1,985,697 and $448,447 for the six months ended September 30, 2013 and 2012, respectively, an increase of $1,537,250 or 343%. All of Man Loong's revenue was derived from commissions on trades placed through its trading platform and telephone transaction system.  During fiscal year 2012, the number of contracted agents decreased by 2 during the year, which resulted in a decrease of 2,700 agent customers.  During the 4th quarter of fiscal year 2013, Man Loong added 2 new agents and its agents’ customer base increased by 700 as compared to 2012 and remained constant for all of the six months ended September 30, 2013.

Total expenses were $1,596,072 for the six months ended September 30, 2013 as compared to $803,737 for the six months ended September 30, 2012, an increase of $792,335 or 99%.  Approximately 73% of our total expenses for the six months ended September 30, 2013 were attributed to general and administrative expenses compared to 69% for the six months ended September 30, 2012.  Man Loong’s largest general and administrative expense is its marketing expense, which includes payment made to agents for their provision of sales, marketing and customer support services.  Marketing expense was $540,531 or 34% of Man Loong’s total expenses for the six months ended September 30, 2013 and $177,143 or 22% of Man Loong’s total expenses for the six months ended September 30, 2012.  Man Loong’s other two large expenses were (i) its trading platform hosting and rent which was $73,603 or 5% of its total expenses for the six months ended September 30, 2013 and $145,787 or 18% of its total expenses for the six months ended September 30, 2012 and (ii) its occupancy costs for the rent and management fee paid for its offices was $298,272 or 19% of Man Loong’s total expenses for the six months ended September 30, 2013 and $120,446 or 15% of its total expenses for the six months ended September 30, 2012. For the six months ended September 30, 2013 and 2012, employee compensation and benefits was $396,778 and $241,864 or 25% and 30% of Man Loong’s total expenses for the six months ended September 30, 2013 and 2012.

Man Loong’s net income (loss) was $316,641 for the six months ended September 30, 2013, compared to a net loss of $(291,705) for the six months ended September 30, 2012, an increase of $608,346 or 209%.  The increase was primarily the result of Man Loong’s increased revenue, while its trade platform and employee compensation expenses decreased as a percentage of revenue, offset in part by an increase in occupancy expense and marketing expense as a percentage of revenue for the six months ended September 30, 2013 as compared to the six months ended September 30, 2012.

Liquidity

During the quarter ended June 30, 2013, eBullion completed its first private placement by selling 500,000 common shares for net proceeds of $240,044.  Substantially all of Man Loong’s growth has been funded from cash flows from operations.  Cash flows generated by Man Loong supplemented by new equity investment in eBullion will be used to 1) attract new agents and their customers by improving the capabilities of our electronic trading platforms as well as expand capabilities to allow trading on customers’ smart phones, 2) expand our business by opening investment centers in China’s largest cities and markets for gold and silver price contract trading, and 3) expand our operations into emerging markets throughout Asia.

In July 2013, Man Loong advanced RMB6,100,000 to eBullion Trade Company Limited (“eBullion Trade”), a company incorporated in the Peoples’ Republic of China. eBullion Trade is located in Guangzhou, China and was formed by shareholders unrelated to us or Man Loong for the purpose of engaging in trading silver contracts through the Guangdong Precious Metal Exchange (“GPME”). RMB5,000,000 of the loan will remain on deposit with a bank in China to allow eBullion Trade to meet the minimum capital requirements for its membership application to the GPME. The balance of the loan will be used by eBullion Trade to fund working capital and operating expenses. The loan is unsecured, bears no interest and matures on April 17, 2014. The principal balance is due and payable on the maturity date, however, in the event that eBullion Trade’s membership application to the GPME is approved, it has the option to repay the loan in full by transferring all of its share capital to Man Loong and upon such transfer Man Loong will become its sole shareholder. If such option is exercised, eBullion Trade is obligated to be re-registered as a Wholly Foreign Owned Entity (“WFOE”) under Chinese law.

To date, eBullion has funded its operations from cash flows generated from operations. As of September 30, 2013 eBullion had cash totaling $1,241,770, total assets of $2,916,924, total liabilities of $249,543 and working capital of $1,106,075. Net cash used by operations for the six months ended September 30, 2013 was $(365,078) as compared to net cash used in Man Loong’s operations of $(1,222,879) for the six months ended September 30, 2012. The decrease in net cash used by operations for the six months ended September 30, 2013 included net income of $316,641, a decrease in commissions receivable of $348,534, a decrease in deposits and prepaid expenses of $65,933, an increase in income taxes payable of $77,789 and an increase in accounts payable and accrued liabilities of $20,286, offset by a decrease in customer deposits of $232,594, an increase in loan to eBullion Trade of $996,880 and a decrease in deferred income taxes of $4,805. Net cash used in investing activities was $(50,913) and $0 for the six months ended September 30, 2013 and 2012. The increase in net cash used in investing activities for the six months ended September 30, 2013 was due to the purchase of equipment of $50,913. Net cash provided by (used in) financing activities was $240,666 and $(150,846) for the six months ended September 30, 2013 and 2012. The increase in net cash provided by financing activities included the proceeds of eBullion’s private placement of $240,044 and an increase in bank overdraft of $622.

As of March 31, 2013 Man Loong had cash totaling $1,415,630, a related party receivable of $20,257, total assets of $2,516,150, total liabilities of $386,738 and working capital of $1,612,074.  Net cash provided by operations for the year ended March 31, 2013 was $84,677 as compared to net cash provided by operations of $2,145,381 for the year ended March 31, 2012.  The decrease in net cash provided by operations for the year ended March 31, 2013 included a decrease in bank overdraft of $111,386, a decrease in customer deposits of $122,600, an increase in deposits and prepaid expenses of $249,407, a decrease in income taxes payable of $6,051 and an increase in commissions receivable of $5,788, offset by an increase in deferred income taxes of $9,294, an increase in accrued liabilities of $3,868 and an increase in net income of $291,045.  Net cash used in investing activities was $(372,568) and $0 for the years ended March 31, 2013 and 2012.  The increase in net cash used in investing activities for the year ended March 31, 2013 included an increase in related party receivable of $20,277 and the purchase of equipment of $352,291.  Net cash used in financing activities was $0 and $(643,984) for the years ended March 31, 2013 and 2012.  The decrease in net cash used in financing activities included dividends paid of $643,984 in the year ended March 31, 2012 compared to no dividends paid in 2013.

Man Long paid a dividend to its shareholders totaling $643,984 in the year ended March 31, 2012.  No dividends were declared or paid in the year ended March 31, 2013 and six months ended September 30, 2013 and none are expected to be paid for the foreseeable future.

Commitments

eBullion is committed to paying a monthly fee of approximately $3,868 until March 31, 2015 to True Technology, a company owned by Messrs. Choi and Wong, for the hosting services and use of the trading platform that is the cornerstone of its business.  Additionally, in December 2012, Man Loong entered into a lease for its new office space, which lease expires in December 2015 and provides for monthly payments of approximately $46,647, an increase of $21,000 per month from its prior lease.

At the exchange rate in effect at March 31, 2013, future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases and trading platform rental and hosting fees, are as follows:

Year ending March 31:
2014	$606,177
2015	606,177
2016	373,173
$1,585,527
Further break down of lease payments

	True Technology trading platform fees	Office lease payments	Management fees
2014	46,418	462,479	97,280	$606,177
2015	46,418	462,479	97,280	606,177
2016	-	308,319	64,854	373,173
	92,836	1,233,277	259,414	$1,585,527

In December 2012, we entered into a new lease agreement on approximately 10,000 square feet of office space which replaced its existing office facilities.  Man Loong occupied the new space in January 2013.  Under terms of the lease, Man Loong paid approximately $192,000 in lease deposits and is committed to lease and management fee payments of approximately $46,647 per month for 33 months.  The lease expires in November 2015 and so the amounts in the above table include office lease and management fee payments for nine months.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors.

Name	Age	Office(s) Held
Kee Yuen Choi	59	President, Chief Executive Officer and Director
Chui Chui Li	30	Chief Financial Officer, Treasurer, Secretary and Director
Hak Yim Wong	63	Director
Joseph Havlin	58	Director
Lai Keung Chan	44	Director

Kee Yuen Choi, President, Chief Executive Officer and Director

Mr. Choi has served as the Company’s President, Chief Executive Officer and Director since April 3, 2013 and has served in the same positions at Man Loong since 2007.  Mr. Choi was also one of the founders of the predecessor of Man Loong 35 years ago with over 35 years of experience in Gold and Silver trading business.  Mr. Choi is well-recognized in The Chinese Gold and Silver Trading Exchange Society in Hong Kong.  Mr. Choi specialized in Gold and Silver trading clearing services and foreign exchange clearing services.  Mr. Choi is also the owner of True Technology.  With over 35 years of experience, Mr. Choi helps the company to monitor potential market risk and to lead the company’s future business development and growth.

Mr. Choi has been associated with the Company’s operating subsidiary since inception and brings to the Board extensive knowledge of the Gold and Silver trading business.  He has a vast knowledge of the industry and brings to the Board significant executive leadership and operational experience.

Chui Chui Li, Chief Financial Officer, Treasurer, Secretary and Director

Ms. Li has served as the Company’s Chief Financial Officer, Treasurer, Secretary and Director since April 3, 2013.Ms. Li is an accountant and has also served as the Accounting Manager for Man Loong since June 2007.  As Accounting Manager, Ms. Li has been responsible for preparation of financial reports, maintaining accounting records and supervising the accounting staff.

Ms. Li’s accounting knowledge adds significant financial experience to the Company’s board.  Her knowledge of the specific financial position of the Company’s operating subsidiary aids the board in its financial decision making.

Hak Yim Wong, Director

Mr. Wong has been a director of the Company since April 3, 2013.  Mr. Wong was one of the founders of Man Loong 35 years ago with over 35 years of experience in Gold and Silver trading business.  For the past five years, Mr. Wong has been semi-retired and worked for Man Loong on a part time basis as a liaison with the CGSE.  Mr. Wong was one of the first group of professionals to receive the membership of The Chinese Gold and Silver Trading Exchange Society in Hong Kong.  Mr. Wong experienced the up and down of Gold and Silver trading market in the past 35 years and brought his professional experience to help Man Loong survive in the business for 35 years. Mr. Wong is also the owner of True Technology, the entity from which the Company licenses its trading platform.

Mr. Wong has been associated with the Company’s operating subsidiary since inception and brings to the Board extensive knowledge of the Gold and Silver trading business.  He has a vast knowledge of the industry and brings to the Board significant executive leadership and operational experience.

Lai Keung Chan, Director

Mr. Chan has been a director of the Company since April 3, 2013.  Mr. Chan also became the marketing director of Man Loong in 2012 and is focused on China Marketing strategy.  For the past 10 years, Mr. Chan has owned Sky Constant International Company Limited, a company focusing on the car distribution business in China covering over 50 major cities in China.  Mr. Chan’s car distribution network has served over 200,000 car buyers in the past 10 years.

With over 20 years of marketing experience, Mr. Chan’s principle role in the Company is to provide valuable knowledge about sales networks and marketing strategy to the Company.  Mr. Chan also provides valuable knowledge of the Chinese market.

Joseph Havlin, Director

Mr. Havlin has been a director of the Company since April 3, 2013. Since December 2012, Mr. Havlin has served as a financial advisor to Man Loong.  Mr. Havlin is a certified public accountant with over 25 years’ experience serving companies in the mining, manufacturing, retail, high-technology, entertainment, hospitality, newspapers and distribution industries.   Since August 2012, Mr. Havlin has served as the President and Chief Financial Officer of Azarga Resources Limited, a company engaged in uranium and rare earth exploration.  He also has served as a director of Pacific Advisers Pte Ltd since September 2010, a financial consulting company established to introduce early stage capital to mining projects in Asia.   From October 2008 until September 2010, Mr. Havlin was the Chief Financial Officer and a director of Alpha Prime Development Corporation, a company engaged in coal mining in Northern Mexico.  From March 2004 until December 2005 and then from January  2008 until October 2008 he was a partner at Baker Tilly Hong Kong, a company that provided US GAAP and SEC reporting advice to companies in Hong Kong and China.  Prior thereto, Mr. Havlin held various positions with several national accounting firms as well as served as Chief Financial Officer for several companies located in China and the United States.

Mr. Havlin brings a strong start-up and finance background to the Company, and adds significant strategic, business and financial experience.  His experience as a certified public accountant and his knowledge of US GAAP and SEC rules provide him with a broad understanding of issues faced by public companies and of the financial markets and the financing opportunities available to us.

Term of Office

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered to Man Loong’s principal executive officer and principal financial officer during each of the fiscal years ended March 31, 2013 and 2012. No executive officer of Man Loong was awarded or earned compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Kee Yuen Choi President, Chief Executive Officer	2013 2012	15,472 15,430	- -	- -	- -	- -	- -	15,472 15,430

Chui Chui Li	2013	43,557	5,269	-	-	-	-	48,826
Chief Financial Officer, Treasurer, Secretary	2012	42,303	2,532	-	-	-	-	44,835

On April 1, 2013, we acquired Man Loong in a transaction that was structured as a share exchange and in connection with that transaction Mr. Choi became our Chairman, President and Chief Executive Officer and Mr. Li became our Chief Financial Officer and Secretary. Prior to the effective date of the exchange transaction Mr. Choi and Mr. Li served in the same capacity at Man Loong. The bonus set forth above was not set forth in her employment agreement and was paid to Ms. Li for her work in connection with the filing of the Registration Statement on Form S-1. The compensation in this table includes the amount Mr. Choi and Mr. Li received from Man Loong. All of the compensation received by Mr. Choi was for services performed in his role as Chief Executive Officer and President of Man Loong. We have not paid any of our executive officers any compensation in addition to the compensation they receive from Man Loong.

Employment Agreements

Man Loong enters into a standard agreement with each of its employees.  The agreement specifies the employees’ position, working hours and salary.  The agreement also requires 14 days’ notice for termination after the initial month of employment or payment by the terminating party of an equivalent amount of wages in lieu of notice.  The agreement also contains confidentiality provisions and non-compete and non-solicitation provision for six months after termination.

On June 1, 2007, Man Loong entered into an employment agreement with Mr. Choi to serve as its Chief Executive Officer for an annual salary of HK$120,000 (US$15,472 for 2013).  Mr Choi was entitled to an extra month’s salary after completion of one year. The agreement also requires 14 days’ notice for termination after the initial month of employment or payment by the terminating party of an equivalent amount of wages in lieu of notice.   The agreement also contains confidentiality provisions and non-compete and non-solicitation provision for six months after termination.

On June 1, 2007, Man Loong entered into an employment agreement with Ms. Li to serve as its Chief Financial Officer, Treasurer and Secretary  for an annual salary of HK$338,000 (US$43,557). Ms Li was entitled to an extra month’s salary after completion of one year. The agreement also requires 14 days’ notice for termination after the initial month of employment or payment by the terminating party of an equivalent amount of wages in lieu of notice.  The agreement also contains confidentiality provisions and non-compete and non-solicitation provision for six months after termination.

Outstanding Equity Awards at Fiscal Year End

For the year ended March 31, 2013, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan.

Director Compensation

The following table sets forth information for the fiscal year ended March 31, 2013 regarding the compensation of Man Loong’s directors.

	Fees Earned	Option	Other
Name	Paid in Cash	Awards	Compensation	Total
Hak Yim Wong
2013	$15,472	$-	$-	$15,472

Other than as set forth above no member of our Board of Directors received any compensation for his services as a director during the year ended March 31, 2013; however, for the period from January 2013 until March 2013, Mr. Havlin has received $5,200 for financial consulting services for advising us on the preparation of US GAAP financial statements, the preparation of SEC related filings and assisting with completing the audits of our financial statements and those of Man Loong pursuant to the terms of a pursuant to the terms of a financial advisory agreement that Man Loong entered into with Mr. Havlin in December 2012 that provides for the payment of an hourly fee for the performance of such services. Mr. Wong receives an annual payment from Man Loong for services as a director of Man Loong of HK120,000, (US$15,472 for 2013) per year, which is payable quarterly. For the six months ended September 30, 2013, Mr. Wong was paid $16,266 by Man Loong for his service as a director of Man Loong.

Corporate Governance

Leadership Structure

Our Chief Executive Officer also serves as our Chairman of the Board.   Our Board of Directors does not have a lead independent director. Our Board of Directors has determined its leadership structure was appropriate and effective for us given our stage of development.

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee.

Director Independence

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by The NASDAQ Stock Market.  The Board has determined that Mr. Wong  and Mr. Chan are “independent” in accordance with such definition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 20, 2013, information with respect to the securities holdings of: (i) our officers and directors; and (ii) all persons which, pursuant to filings with the SEC and our stock transfer records, we have reason to believe may be deemed the beneficial owner of more than five percent (5%) of our common stock.  The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise.  Beneficial ownership may be disclaimed as to certain of the securities.  This table has been prepared based on the number of shares outstanding totaling 51,260,000, adjusted individually as shown below.

Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Kee Yuen Choi(3)	25,384,000	49.5%
Hak Yim Wong	1,878,120	3.7%
Lai Keung Chan	14,009,760	27.3%
Chui Chui Li(4)	20,000	*
Joseph Havlin	10,000	*
All directors and executive officers as a group (5 persons)	41,287,8800	80.55%

Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Man Hap Dennis Yim	5,938,920	11.6%
Yuen Fay Tse	3,553,200	6.9%
All other shareholders with over 5% ownership as a group (2 persons)	9,492,1200	18.5%

* Less than 1%

(1)
Percentage of class beneficially owned is calculated by dividing the amount and nature of beneficial ownership by the total shares of common stock outstanding plus the shares subject to warrants and options that are currently exercisable or exercisable within 60 days of November 30, 2013.

(2)	Unless otherwise set forth herein, the address of each beneficial owner is 80 Broad Street, 5th Floor, New York, New York 10004
(3)	Includes 4,000 shares of common stock owned by Mr . Choi’s wife, Sin Yin Cheung.
(4)	Includes 10,000 shares of common stock owed by Ms Li’s husband Ka Ming Lau.

SELLING STOCKHOLDERS

The shares to be offered by the Selling Stockholders were issued in private placement transactions by us, which was exempt from the registration requirements of the Securities Act. The shares offered hereby are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the Selling Stockholders the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the Selling Stockholders. No estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stock holders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each Selling Stockholder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. The term “Selling Stockholder” or “selling security holders” includes the stockholders listed below and their respective successors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  All of the shares were issued for cash consideration in our private placement that was consummated in  March 2013 and April 2013 in which we sold an aggregate of 500,000 shares of our Common Stock at a purchase price of $.50 per share.  None of the investors set forth below other than Mr. Havlin, one of our directors and a consultant, Ms. Li, our  Chief Financial Officer, Treasurer and Secretary, Siu Yin Cheung who is the wife of our Chief Executive Officer and Ka Ming Lau, the husband of our Chief Financial Officer, are affiliated with the Company.  None of the selling shareholders other than Mr. Havlin or Ms Li has at any time during the past three years acted as one of our or Man Loong’s employees, officers or directors.

Shareholder and Name of Person Controlling	Number of Shares Before Offering	Number of Shares Offered	Date Acquired	Amount of Shares Owned After Offering	Percent of Shares Held After Offering

Ka Wing Kwan	24,000	24,000	April 5, 2013	0	0%

Yin Ng Ka	20,000	20,000	March 28, 2013	0	0%

Chu Kwan Siu	12,000	12,000	March 28, 2013	0	0%

Chi Ming Tsang	10,000	10,000	March 28, 2013	0	0%

Lee Mui Wong	16,000	16,000	March 28, 2013	0	0%

Suet Mei Chan	10,000	10,000	April 2, 2013	0	0%

Sau Yin Choi	10,000	10,000	March 28, 2013	0	0%

Francisco Maria Xavier	10,000	10,000	March 28, 2013	0	0%

Ka Ying Au	10,000	10,000	March 28, 2013	0	0%

Ying Hung Yuen	10,000	10,000	March 28, 2013	0	0%

Ka Ming Lau	10,000	10,000	March 28, 2013	0	0%

Mei Ling Kwok	10,000	10,000	March 28, 2013	0	0%

Ming Fai Alexander Chan	8,000	8,000	March 28, 2013	0	0%

Chun Yiu Chan	6,000	6,000	March 28, 2013	0	0%

Siu Yin Cheung	4,000	4,000	March 27, 2013	0	0%

Siu Lun Kwok	4,000	4,000	March 27, 2013	0	0%

Chi Ming Wong	4,000	4,000	March 27, 2013	0	0%

Tsz Yin Stanly Chu	4,000	4,000	March 27, 2013	0	0%

Hiu Yin Wong	4,000	4,000	March 27, 2013	0	0%

Kwok Keung Dick Wong	4,000	4,000	March 27, 2013	0	0%

Wai Ling Ko	4,000	4,000	March 27, 2013	0	0%

Hing Pan So	2,000	2,000	March 28, 2013	0	0%

Yuk Kit Ngai	2,000	2,000	March 28, 2013	0	0%

Wai Keung Hui	2,000	2,000	March 28, 2013	0	0%

Yusheng He	50,000	40,000	April 5, 2013	0	0%

Yee Tung Lai	219,500	219,500	April 3, 2013	0	0%

Chui Chui Li	10,000	10,000	April 3, 2013	0	0%

Joseph Havlin	10,000	10,000	April 5, 2013	0	0%

Daniel Schweiger	500	500	April 5, 2013	0	0%

Ivonete Desovza	500	500	April 5, 2013	0	0%

Maria Ribeiro	500	500	April 5, 2013	0	0%

Antonio Garcia	500	500	April 5, 2013	0	0%

Sunil Garcia	500	500	April 5, 2013	0	0%

Chris Leone	500	500	April 5, 2013	0	0%

Nieolan M. Desooza	500	500	April 5, 2013	0	0%

Vincent R. Palmer	500	500	April 5, 2013	0	0%

Jacob Yoogin	500	500	April 5, 2013	0	0%

Liang Yu	500	500	April 5, 2013	0	0%

Chung Hsiang	500	500	April 5, 2013	0	0%

Liang Hui Jung	500	500	April 5, 2013	0	0%

Lily Li	500	500	April 5, 2013	0	0%

Yang Arnold	500	500	April 5, 2013	0	0%

Jimmy Tung	500	500	April 5, 2013	0	0%

Yuen Siu Mo Tung	500	500	April 5, 2013	0	0%

Anne Yon Yee Tung	500	500	April 5, 2013	0	0%

Tso Liang Dominic Tung	500	500	April 5, 2013	0	0%

Karen Hoiyan Wong	500	500	April 5, 2013	0	0%

Raymond Kong Kim	1,000	1,000	April 5, 2013	0	0%

Total	500,000	500,000		0	0%

PLAN OF DISTRIBUTION

Each Selling Stockholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange on which they are listed on the OTC Bulletin Board, if quoted on the OTC Bulletin Board, or in private transactions. These sales will be at a fixed price of $.50 per share until the shares of common stock are listed on the OTC Bulletin Board, after which sales may be at prevailing market prices or privately negotiated prices. Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling security holders and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

●
On April 3, 2013, we acquired Man Loong from its five shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Man Loong, in exchange for 50,760,000 shares of our common stock. Kee Yuen Choi, our Chief Executive Officer and a director and the Chief Executive Officer and a director of Man Loong, Hak Yim Wong, our director and a director of Man Loong, Lai Keung Chan, our director and a shareholder of Man Loong, Man Hap Dennis Yim, a shareholder of ours and Man Loong’s and Yuen Fay Tse, a shareholder of ours and Man Loong’s, exchanged 5,076,000, 375,624, 2,801,952, 1,187,784 and 710,640 shares of common stock of Man Loong for 25,380,000, 1,878,120, 14,009,760, 5,938,920 and 3,553,200 shares of our common stock

●
Man Loong’s electronic precious metals trading platform was developed for its use by True Technology Company Limited, an IT services provider owned by Mr. Choi, our Chief Executive Officer and a 49.5% stockholder and Mr Wong, a director and a 3.7% stockholder. Man Loong pays True Technology, a monthly flat fee for the license of the trading platform which has been customized to our specifications and hosting services. On May 27, 2011, Man Loong entered into an agreement with True Technology Company Limited for the license of the trading platform it uses and the provision of hosting services by True Technology Company Limited for an aggregate monthly fee of $12,894. On April 1, 2013, Man Loong entered into a new agreement with True Technology Company Limited for the license of the technology as well as the provision of hosting services until March 31, 2015 for a monthly fee of approximately $3,868. The hosting services include physical space to house a computer system owned by True Technology Company Limited and a connection of Man Loong’s server to the internet using True Technology Company Limited’s public network connections. The agreement is subject to termination by True Technology Company Limited at any time upon provision of written notice. For the years ended March 31, 2013 and 2012, Man Loong paid True Technology $154,725 and $154,297, respectively for the use of the platform and hosting services.

●
Included in Man Loong’s financial statements line item “customer deposits” at March 31, 2012 are deposits amounting to $391,908 which were owed to customers of Mr. Wong, a director and shareholder which were covered under an agency agreement with Mr. Wong. That agreement expired on September 1, 2012, and in February 2013, all such customer deposits were repaid.

●
For the year ended March 31, 2012, the Mr. Choi, our chief executive officer and 49.5% shareholder and Mr. Wong, a director and 3.7% shareholder of Man Loong were paid a dividend of $321,992 each, for total dividends of $643,984.

●
Included in Man Loong’s financial statements line item “employee compensation and benefits” for the years ended March 31, 2013 and 2012 are salaries paid to Mr. Choi of $15,472 and $15,430, respectively and directors’ compensation paid to Mr. Wong of $15,472 and $15,430, respectively. For the quarters ended September 30, 2013 and 2012, salaries paid to Mr. Choi were $3,869 and $3,869, respectively and director’s compensation paid to Mr. Wong was $3,868 and $3,868, respectively. For the six months ended September 30, 2013 and 2012, salaries paid to Mr. Choi were $7,734 and $7,734, respectively and director’s compensation paid to Mr. Wong was $7,733 and $7,733, respectively. Mr. Choi is Man Loong’s chief executive officer, director and 49.5% shareholder Mr. Wong is a director and 3.7% shareholder.

●
Included in Man Loong’s financial statements line item “related party receivable” at March 31, 2013 is a receivable of $20,257 which consist of courier charges and legal and professional fees which Man Loong paid on eBullion’s behalf.

As at September 30, 2013 and for the quarter and six months then ended related party receivables and payables are eliminated in the preparation of the consolidated condensed financial statements of eBullion.

●
On April 5, 2013, Joseph Havlin, one of our directors, participated in our private placement as an investor and we issued 10,000 shares of our common stock to Joseph Havlin in consideration of his payment of $5,000.

●
On April 5, 2013, Ms. Li Chui Chui, a director and our Chief Financial Officer, participated in our private placement as an investor and we issued 10,000 shares of our common stock to Ms Li in consideration of her payment of $5,000

●
In December 2012, Man Loong entered into a consulting agreement with Mr. Havlin for the provision by Mr. Havlin of financial advisory services for an hourly fee of $120 per hour to be increased to $150 per hour.  The agreement can be terminated by Man Loong with 7 days’ notice prior to the end of any month and the agreement can be terminated by Mr. Havlin upon 30 days’ notice. During the year ended March 31, 2013, Man Loong paid Mr. Havlin $5,200 for financial consulting services advising us on the preparation of US GAAP financial statements, the preparation of SEC related filings and assisting with completing the audits of our financial statements and those of Man Loong.  For the six months ended September 30, 2013, Man Loong has paid Mr. Havlin $16,266.

DESCRIPTION OF SECURITIES

Common Stock

The total number of shares of stock which the corporation shall have authority to issue is FIVE HUNDRED MILLION (500,000,000) shares of Common Stock, par value $.0001 per share (the “Common Stock”) and FIFTY MILLION (50,000,000) shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”).

The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available at the time when and if declared by our board of directors.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

Transfer Agent and Registrar

Our transfer agent and registrar is Corporate Stock Transfer, Inc. 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

EXPERTS

The financial statements of eBullion as of March 31, 2013 and from January 28, 2013 (inception) through March 31, 2013 and Man Loong Bullion Company Limited as of March 31, 2013 and 2012 and for the years then ended included in this Preliminary Prospectus and in the Registration Statement have been so included in reliance on the reports of Anton & Chia, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Certificate of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
●	effecting an acquisition that might complicate or preclude the takeover.

The Delaware General Corporation Law (“Delaware Corporate Law”), with certain exceptions, permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Certificate of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent now or hereafter permitted by Delaware Corporate Law. The indemnification provided by Delaware Corporate Law and our Second Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a director or officer may be entitled.  The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. It is our intent to become a reporting company under the Exchange Act, upon effectiveness of this prospectus. You may obtain reports, proxy statements and other information filed by eBullion, Inc. with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements, information statements and other information concerning eBullion, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the SEC under the Securities Act and to which reference is made in this prospectus.

eBullion, Inc.
Condensed Consolidated Balance Sheets
As of September30 and March 31, 2013
(Expressed in US dollars)

	eBullion	Man Loong
	September 30, 2013	March 31, 2013
	Unaudited	Audited
ASSETS
Current Assets:
Cash	$1,241,770	$1,415,630
Commissions receivable	42,173	390,441
Related party receivable	-	20,257
Deposit and prepaid expenses	67,187	163,199
Total current assets	1,351,130	1,989,527

Noncurrent Assets:
Deposits and prepaid expenses	222,182	191,714
Loan to eBullion Trade	997,469	-
Equipment, net	346,143	334,909
Total noncurrent assets	1,565,794	526,623

Total assets	$2,916,924	$2,516,150

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank overdraft	$55,970	$55,283
Account payable and accrued liabilities	30,450	9,017
Customer deposits	37,072	269.478
Income taxes	121,563	43,675
Total current liabilities	245,055	377,453
Non Current Liabilities:
Deferred income taxes payable	4,488	9,285
Total liabilities	249,543	386,738

Commitments
Shareholders’ Equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 51,260,000 and 50,760,000 shares issued and outstanding as of September 30, 2013 and March 31, 2013	5,126	5,076
Additional paid – in capital	1,544,596	1,304,602
Retained earnings	1,117,565	821,982
Accumulated other comprehensive income (loss)	94	(2,248)
Total shareholders’ equity	2,667,381	2,129,412
Total liabilities and shareholders’ equity	$2,916,924	$2,516,150

The accompanying notes are an integral part of these condensed consolidated financial statements.

eBulllion, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
Periods Ended September 30, 2013 and 2012
(Expressed in US dollars)

	Six Months Ended		Three Months Ended
	2013	2012	2013	2012
REVENUES

Commission revenue	$1,985,697	$448,447	$817,202	$210,520

EXPENSES
General and administrative	1,159,276	557,762	574,583	277,798
Employee compensation and benefits	396,778	241,864	212,544	125,395
Depreciation and amortization	40,018	4,111	20,162	2,056
Total expenses	1,596,072	803,737	807,289	405,249

INCOME(LOSS) BEFORE INCOME TAXES	389,625	(355,290)	9,913	(194,729)

INCOME TAX PROVISION (BENEFIT)
Current	77,789	-	6,179	-
Deferred	(4,805)	(63,585)	(2,319)	(34,879)
Total income tax provision (benefit)	72,984	(63,585)	3,860	(34,879)

NET INCOME (LOSS)	316,641	(291,705)	6,053	(159,850)

COMPREHENSIVE INCOME
Foreign currency translation	2,342	1,845	239	520
COMPREHENSIVE INCOME (LOSS)	$318,983	$(289,860)	$6,292	$(159,330)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	51,260,000	10,152,000	51,260,000	10,152,000

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Basic and diluted earnings (loss) per common share	$0.01	$(0.03)	$0.00	$(0.02)

The accompanying notes are an integral part of these condensed consolidated financial statements.

eBullion, Inc.
Condensed Consolidated Statements of Shareholders’ Equity For the Six Months Ended of September 30, 2013 and 2012.
(Expressed in US dollars)

					Accumulated
	Common Stock		Additional		Other	Total
	Number of		Paid in	Retained	Comprehensive	Shareholders’
Man Loong	Shares	Par Value	Capital	Earnings	Income (Loss)	Equity

BALANCE, March 31, 2012	10,152,000	$1,309,678	$-	$284,096	$(2,001)	$1,591,773

Net loss	-	-	-	(291,705)	-	(291,705)

Foreign currency translation adjustment	-	-	-	-	1,845	1,845

BALANCE, September 30, 2012 (unaudited)	10,152,000	1,309,678	$-	$(7,609)	(156)	1,301,913

eBullion
BALANCE, March 31, 2013	50,760,000	$5,076	$1,304,602	$821,982	$(2,248)	$2,129,412

eBullion deficit as at March 31, 2013	-		-	(21,058)	-	(21,058)

Shares issued for cash	500,000	50	239,994	-	-	240,044

Net income	-	-	-	316,641	-	316,641

Foreign currency translation adjustment	-	-	-	-	2,342	2,342

BALANCE, September 30, 2013 (unaudited)	51,260,000	$5,126	$1,544,596	$1,117,565	$94	$2,667,381

The accompanying notes are an integral part of these financial statements.

eBullion, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months ended September 30, 2013 and 2012
(Expressed in US dollars)

	eBullion	Man Loong
	2013	2012
OPERATING ACTIVITIES:
Net income (loss)	$316,641	$(291,705)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	40,018	4,111
Changes in operating assets and liabilities:
Commission receivable	348,534	313,822
Shareholder receivable	-	(477,887)
Deposits and prepaid expenses	65,933	(213,721)
Loan to eBullion Trade	(996,880)	-
Accounts payable and accrued liabilities	20,286	(645)
Customer deposits	(232,594)	(392,209)
Prepaid income taxes	-	(51,299)
Income taxes payable	77,789	-
Deferred income taxes	(4,805)	(113,337)
Net cash used in operating activities	(365,078)	(1,222,870)

INVESTING ACTIVITIES:
Purchase of equipment	(50,913)	-
Net cash used in investing activities	(50,913)	-

FINANCING ACTIVITIES:
Bank overdraf	622	(150,846)
Net proceeds from private placement	240,044	-
Net cash provided by (used in) investing activities	240,666	(150,846)

NET DECREASE IN CASH	(175,325)	(1,373,716)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,465	1,487
Cash, beginning of period	1,415,630	1,703,019
Cash, end of period	$1.241,770	$330,790
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for income taxes	-	$101,041

The accompanying notes are an integral part of these condensed consolidated financial statements.

eBullion, Inc.
Notes to Condensed Consolidated Financial Statements
For the Three and Six Month Period Ended September 30, 2013 and 2012
(Expressed in US Dollars)

1.	Nature of Operations and Basis of Presentation

eBullion, Inc. (“eBullion” or “the Company”) was incorporated in Delaware on January 28, 2013.  On April 3, 2013, the Company’s shareholders exchanged 100% of their shares for 100% of the shares of Man Loong Bullion Company Limited (“Man Loong”) a company which was incorporated in Hong Kong in 1974, and in 2009, was re-registered under Hong Kong law as a limited liability company.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

The Company provides gold and silver price index trading services on Man Loong’s proprietary, 24-hour electronic trading platform and a telephone transaction system located in Hong Kong.  The Company is licensed through the Chinese Gold and Silver Exchange Society (“CGSE”) a self-regulatory organization located in Hong Kong which acts as an exchange for the trading of Kilo gold and Loco London gold and silver price indices quoted on the London Metals Exchange.

The Company is not a counter party for trades entered through its trading platform and telephone transaction system, and instead, contracts with agents who pay Man Loong a fixed commission on each trade that the Company executes for its agents and their customers.

In January 2010, the Company signed an agency agreement with one of its shareholders.  Under the agreement, the shareholder agreed to indemnify the Company from any trading losses that occur from his clients that place funds on deposit with Man Loong.  As of and for the period ended September 30, 2012, no trading losses were incurred by Man Loong as part of the relationship with the shareholder and his clients.  The agreement expired on September 1, 2012, and effective November 2012, the Company discontinued trades that would be included under the agreement and all customer deposits related to the shareholder’s customers were repaid by February 2013.

Reverse Merger Accounting

The share exchange transaction (the “Merger”) completed on April 3, 2013 was accounted for as a recapitalization in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”).  Man Loong was the acquirer for financial reporting purposes and eBullion was the acquired company.  Consequently, the assets and liabilities and the results of operations that are reflected in the historical financial statements prior to the Merger will be those of Man Loong and will be recorded using the historical cost basis. The consolidated financial statements after completion of the Merger include the assets and liabilities of eBullion and Man Loong, historical results of operations of Man Loong and results of operations of eBullion from the closing date of the Merger.  Common stock and the corresponding capital amounts of the Company pre-Merger have been retroactively restated reflecting the exchange ratio in the Merger.  In conjunction with the Merger, Man Loong received no cash and assumed no liabilities of eBullion.  All members of eBullion’s executive management are from Man Loong.

Basis of Presentation

The Company’s condensed consolidated financial statements are expressed in U.S. Dollars and are presented in accordance with U.S. GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations.  Accordingly, the unaudited interim consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments of a normal and recurring nature which are considered necessary for a fair presentation of the results for the interim periods presented.  However, the results of operations for these interim periods are not necessarily indicative of the results that may be expected for the year ending March 31, 2014.  These unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s registration statement on Form S-1.  The Company’s and Man Loong’s fiscal year end is March 31.

Principles of Consolidation

The condensed consolidated financial statements for the quarter ended September 30, 2013 include the accounts of eBullion and its wholly owned subsidiary, Man Loong.  All significant intercompany transactions have been eliminated.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in these estimates are recorded when known.  Significant estimates made by management include:

  ●  Valuation of assets and liabilities
  ●  Useful lives of equipment
  ●  Other matters that affect the reported amounts and disclosures of contingencies in the condensed consolidated financial statements.

Actual results could differ from those estimates.

Reclassifications Certain reclassifications have been made to amounts reported in the previous periods to conform to the current presentation. Such reclassifications had no effect on net income.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. The Company is not a counter party for trades executed through its trading platform and telephone transaction system and, instead recognizes revenue to the extent of the flat-fee commission it receives on each trade.

Advertising

Advertising costs are incurred for the production and communication of advertising, as well as other marketing activities. The Company expenses the cost of advertising as incurred.  The Company did not capitalize any production costs associated with advertising for the periods ended September 30, 2013 or 2012.  The total amount charged to advertising expense was $1,392 and $0 for the six months ended September 30, 2013 and 2012, respectively and $1,032 and $0 for the three months ended September 30, 2013 and 2012, respectively.

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposits, money market accounts, and investment grade commercial paper that are readily convertible to cash and purchased with original maturities of three months or less.  As of September 30, 2013 and 2012, the Company had no cash equivalents.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements”, defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for cash, commissions and related party receivables, accounts payable and accrued expenses and other liabilities qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The standard establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by the standard are as follows:

Level-1  Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level-2  Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry- standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

Level-3  Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs.

Commissions Receivable

Commissions receivable represent commissions to be collected from agents for their customers’ trades executed through the balance sheet date.  Commissions receivable are typically remitted to the Company within 30 days of trade execution.  The Company has not historically incurred credit losses on these commissions receivable.  As of September 30, 2013 and March 31, 2013, the Company has no reserve for credit losses nor incurred any bad debts for the three and six month periods ended September 30, 2013 and 2012.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies – continued

Deposits and Prepaid Expenses

The Company records goods and services paid for but not received until a future date as deposits and prepaid expenses. These primarily include deposits and prepayments for occupancy related expenses. Any deposit or prepaid expense to be realized beyond the next 12 months is classified as a non-current asset in the accompanying balance sheets.

Equipment

Equipment is stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use.

Equipment is depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment	5 years

Expenditure for maintenance and repairs is charged to expense as incurred. Additions, renewals and betterments are capitalized.

Gain or loss on disposal of equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, if any, and is recognized as income or loss in the accompanying statements of comprehensive income.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies – continued

Reporting Currency and Foreign Currency Translation

As of September 30, and March 31, 2013 and for the periods ended September 30, 2013 and 2012, the accounts of the Company were maintained in their functional currencies, which is the U.S. dollar for eBullion and the Hong Kong dollar ("HK$") for Man Loong. The consolidated financial statements of Man Loong have been translated into U.S. dollars which is its reporting currency. All assets and liabilities of the Company are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at historical rates and the statements of comprehensive income, and statements of cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under comprehensive income and accumulated translation adjustments are reported as a separate component of shareholders’ equity.

Foreign exchange rates used:

	2013	2012

Period end USD/HK$ exchange rate	7.7538	7.7539
Average USD/HK$ exchange rate:
Six months ended September 30	7.7584	7.7582
Three months ended September 30	7.7553	7.7553

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies – continued

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived assets is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than the carrying value.  In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset.  The Company has identified no such impairment losses.

Accounts payable and Accrued Liabilities

Accounts payable and accrued liabilities at September 30, 2013 and March 31, 2013 primarily represent accrued audit fees payable to the Company’s auditors and accountants.

Customer Deposits

Customer deposits at September 30, 2013 and March 31, 2013 were opened pursuant to the Company’s agreements with certain of its independent agents.  Under terms of those agreements, the Company’s accepts margin deposits for certain of the agents’ customers who prefer that the Company hold those deposits.  If an agent’s customer suffers a trading loss equaling 80% or more of the customers’ deposit balance, the customer is required to increase the balance of his deposit or the customer’s trading position is closed and the deposit balance is remitted to the agent in order to fund the customers’ trading losses.

As discussed further in Note 1, customer deposits at March 31, 2012 were opened pursuant to an agency agreement with a shareholder of the Company.  Under terms of that agreement, the shareholder agreed to indemnify the Company for any trading losses incurred by those customers.  The agreement expired on September 1, 2012, and effective November 2012, the Company discontinued trades that would be included under the agreement and all customer deposits related to the shareholder’s customers were repaid by February 2013.

Accordingly, the Company had no risk of loss related to customer deposits at September 30, 2013 and March 31, 2013 and for the six and three month periods ended September 30, 2013 and 2012.

Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive income (loss) for the six month periods ended September 30, 2013 and 2012 consists of adjustments resulting from translating the Company’s functional currency, the HK dollar, to its reporting currency, the U.S. dollar.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Income Taxes

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has adopted the provisions of the interpretation, of ASC 740, Accounting for Uncertainty in Income Taxes.  The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing the interpretation.  The Company files income tax returns in the United States and we are subject to federal income tax examinations for the fiscal year ended 2013 and the six month period ended September 30, 2013.  Man Loong files income tax returns in Hong Kong and is no longer subject to tax examinations by tax authorities for years before 2007.  At March 31, 2013 and 2012, Man Loong had no uncertain tax positions.

We have not provided for U.S. income and foreign withholding taxes on approximately $390,000 of Man Loong’s undistributed earnings as of and for the six month period ended September 30, 2013, because such earnings have been retained and reinvested by Man Loong.  The Company does not intend to require Man Long to pay dividends for the foreseeable future and so additional income taxes and applicable withholding taxes that would result from the repatriation of such earnings are not practicably determinable.

Earnings (Loss) per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260 Earnings Per Share.  ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stocks using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method.

Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The Company does not have any securities that may potentially dilute its basic earnings (loss) per share.

Comprehensive Income (Loss)

Comprehensive income is comprised of net income (loss) and other comprehensive income.  Other comprehensive income includes unrealized gains or losses’ resulting from translating the Company’s functional currency, the HK dollar to the Company’s reporting currency, U.S. dollar.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Recently Adopted Accounting Standards

In January 2013, we adopted FASB ASU No. 2011-11, Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities.  The amendments in ASU 2011-11 require the disclosure of information on offsetting and related arrangements for financial and derivative instruments to enable users of its financial statements to understand the effect of those arrangements on its financial position.  Amendments under ASU 2011-11 will be applied retrospectively for fiscal years, and interim periods within those years, beginning after January 1, 2013.  The adoption of this update did not have a material impact on the Company’s condensed consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 820): Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities. This standard clarifies the scope of the disclosure requirements for offsetting assets and liabilities which apply to certain derivative instruments in ASU 2011-11. ASU 2013-01 is effective for fiscal years and interim periods beginning on or after January 1, 2013 with early adoption permitted. The adoption of ASU 2013-01 did not have a material impact on the Company’s condensed consolidated financial statements.

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, Comprehensive Income (Topic 220), Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income.  ASU 2013-02 requires entities to disclose changes in accumulated other comprehensive income by component within other comprehensive income, and to make those disclosures either on the face of the income statement or in a separate footnote.  ASU 2013-02 is effective for fiscal years and interim periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-04, Technical Amendments and Corrections.  The updates to current guidance make the codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarification. ASU 2012-04 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material effect on the Company’s condensed consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The amendments in ASU 2013-04 provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this Update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this standard are effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We are evaluating the effect, if any, adoption of ASU No. 2013-04 is not expected to have a material effect on the Company’s condensed consolidated financial statements.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830), Parent’s Accounting for Cumulative Translation Adjustments Upon Derecognition of Certain Subsidiaries or Groups of Assets Within a Foreign Entity or an Investment in a Foreign Entity.  ASU 2013-05 requires entities to release the entire balance of cumulative translation adjustment to the entity’s investment in a foreign entity when there is a; 1) sale of the subsidiary or group of net assets within the foreign entity; 2) loss of controlling financial interest in an investment in a foreign entity; or, 3) a step acquisition of a foreign entity such that the reporting entity changes from the equity method to consolidation of the foreign entity.  ASU 2013-05 is effective for fiscal periods beginning after December 15, 2013. The adoption of ASU 2013-05 is not expected to have a material effect on the Company’s condensed consolidated financial statements.

In April 2013, the FASB issued ASU 2013-07, Presentation of Financial Statements (Topic 205), Liquidation Basis of Accounting.  ASU-2013-07 requires the reporting entity to use the liquidation basis of accounting to present its financial statements when it determines that liquidation is imminent.  ASU 2013-07 is effective for fiscal periods beginning after December 15, 2013. The adoption of ASU 2013-07 is not expected to have a material effect on the Company’s condensed consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future condensed consolidated financial statements.

3.	Deposits and Prepaid Expenses

Deposits and prepaid expenses consisted of the following as of September 30 and March 31, 2013:

	Unaudited	Audited
	September 30	March 31
	2013	2013
Current
Prepaid rent and occupancy expenses	$67,187	$163,199
	67,187	163,199
Noncurrent
Rent and occupancy deposits	222,182	191,714
Total deposits and prepaid expenses	$289,369	$354,913

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

4.	Loan to eBullion Trade

In July 2013, Man Loong advanced RMB6,100,000 to eBullion Trade Company Limited (“eBullion Trade”), a company incorporated in the Peoples’ Republic of China.  eBullion Trade is located in Guangzhou, China and was formed by shareholders unrelated to the Company or Man Loong for the purpose of engaging in trading Silver Contracts through the Guangdong Precious Metal Exchange (“GPME”).  RMB5,000,000 of the loan will remain on deposit with a bank in China to allow eBullion Trade to meet the minimum capital requirements for its membership application to the GPME.  The balance of the loan will be used by eBullion Trade to fund working capital and operating expenses.  The loan is unsecured, bears no interest and matures on April 17, 2014.  The principal balance is due and payable on the maturity date, however, in the event that eBullion Trade’s membership application to the GPME is approved, it has the option to repay the loan in full by transferring all of its share capital to Man Loong and upon such transfer Man Loong will become its sole shareholder.  If such option is exercised, eBullion Trade is obligated to be re-registered as a Wholly Foreign Owned Entity (“WFOE”) under Chinese law.

5.	Equipment

Equipment, including leasehold improvements, consisted of the following as of September30 and March 31, 2013:

	Unaudited	Audited
	September30	March 31
	2013	2013
Office equipment	$305,557	$260,180
Computer equipment	41,546	41,506
Furniture and fixtures	56,117	50,265
	403,220	351,951
Less: Accumulated depreciation	(57,077)	(17,042)

Equipment, net	$346,143	$334,909

Depreciation expense was $40,018 and $4,111 for the six month periods ended September 30, 2013 and 2012, respectively, and $20,162 and $2,056 for the three month periods ended September 30, 2013 and 2012, respectively and was recorded as depreciation and amortization expense in the accompanying statements of comprehensive income.

6.	Customer Deposits

Customer deposits were $37,072 and $269,478 at September 30 and March 31, 2013, respectively, and were recorded as a current liability in the accompanying balance sheets.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

7.	General and Administrative Expenses

General and administrative expenses consist of the following for the three and six month periods ended September 30, 2013 and 2012

	Unaudited	Unaudited	Unaudited	Unaudited
	eBullion	Man Loong	eBullion	Man Loong
	Six months	Six months	Three months	Three months
	2013	2012	2013	2012
Marketing expenses	$540,531	$177,143	$300,091	$82,573
Trading platform rent	73,603	145,787	41,326	69,668
Transportation	40,239	35,846	21,498	17,948
Internet	9,857	6,528	3,730	3,754
Travel and entertainment	21,088	16,518	4,465	9,749
Computers and software	24,746	19,817	5,143	10,882
Legal and professional	67,870	13,165	16,967	4,033
Licenses	3,893	2,758	392	503
Occupancy	298,272	120,446	146,591	62,686
Advertising	1,392	-	1,032	-
Other	77,785	19,754	33,348	16,002
Total general and administrative expense	$1,159,276	$557,762	$574,583	$277,798

8.	Income Taxes

Income (loss) before income taxes as shown in the accompanying statements of comprehensive income (loss) is summarized below for the three and six month periods ended September 30, 2013 and 2012.

	Unaudited	Unaudited	Unaudited	Unaudited
	eBullion	Man Loong	eBullion	Man Loong
	Six months	Six months	Three months	Three months
	2013	2012	2013	2012
United States	$(56,645)	$-	$(15,441)	$-
Hong Kong	446,270	(355,290)	25,354	(194,729)
Income (loss) before income taxes	$389,625	$(355,290)	$9,913	$(194,729)

Under Hong Kong Profits Tax Law the Company is subject to profits tax at a statutory rate of 16.5% on income reported in its statutory financial statements after appropriate tax adjustments.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

8.	Income Taxes, Continued

The provision (benefit) for income taxes consists of the following for the three and six month periods ended September 30, 2013 and 2012:

	Unaudited	Unaudited	Unaudited	Unaudited
	eBullion	Man Loong	eBullion	Man Loong
	Six months	Six months	Three months	Three months
	2013	2012	2013	2012
Current:
United States	$-	$-	$-	$-
Hong Kong	77,789	-	6,179	-
Total current provision	77,789	-	6,179	-

Deferred:
United States	-	-	$-	-
Hong Kong	(4,805)	(63,585)	(2,319)	(34,879)
Total deferred benefit	(4,805)	(63,585)	(2,319)	(34,879)

Total income tax provision (benefit)	$72,984	$(63,585)	$3,860	$(34,879)

The reconciliation of the income tax provision (benefit) to the amount computed by applying the U.S. statutory federal income tax rate to income (loss) before income taxes is as follows:

	Unaudited	Unaudited	Unaudited	Unaudited
	eBullion	Man Loong	eBullion	Man Loong
	Six months	Six months	Three months	Three months
	2013	2012	2013	2012
Income tax provision (benefit) at the U.S. statutory tax rate	$132,473	$(120,799)	$2,478	$(66,208)
Valuation allowance on U.S. net operating loss carryforwards	19,529	-	3,860	-
Impact of foreign operations	(78,097)	57,214	(2,155)	31,329
Other	(921)	-	(323)	-
Income tax provision (benefit)	$72,984	$(63,585)	$3,860	$(34,879)

At September 30, 2013, we had U.S. net operating loss carryforwards of approximately $77,703 which expire in 2033.  Based on the available evidence, it is uncertain whether future U.S. taxable income will be sufficient to offset the estimated net loss carryforwards, accordingly, we have recorded a valuation allowance of approximately $19,529 and $3,860 for the six and three month periods ended September 30, 2013.

For the six and three month periods ended September 30, 2012, the Company recorded a deferred tax benefit of $63,585 and $34,879 4respectively related to its net operating loss carryforward for the periods then ended and depreciation differences between the book and tax basis of equipment.  Management has determined that it is more likely than not that the tax benefit of the deferred benefit will be fully utilized during its fiscal year ended March 31, 2013.

As of September 30 and March 31 2013, the Company’s differences between the book and tax basis of equipment gave rise to deferred income tax liabilities of $4,488 and $9,285, respectively which are recorded as noncurrent in the accompanying balance sheets.  The Company had no other differences between the book and tax basis of assets and liabilities as of September 30 and March 31, 2013.

As a result of the implementation of ASC 740, Accounting for Income Taxes, the Company recognized no material adjustment to unrecognized tax benefits.  The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in the accompanying statements of comprehensive income. The Company has incurred no interest or penalties during the six and three month periods ended September 30, 2013 and 2012.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

9.	Earnings Per Share

Earnings per share (“EPS”) information for the periods ended September 30, 2013 and 2012 was determined by dividing net income (loss) for the period by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

As of and for the six and three month periods ending September 30, 2013 and 2012, the Company did not have any securities that may potentially dilute the basic earnings per share.  Therefore basic and diluted earnings per share for the respective years are the same.

	Unaudited	Unaudited	Unaudited	Unaudited
	eBullion	Man Loong	eBullion	Man Loong
	Six months	Six months	Three months	Three months
	2013	2012	2013	2012
Numerator
Net income (loss) attributable to common shareholders	$316,641	$(291,705)	$6,053	$(159,850)

Denominator
Weighted average shares of common stock (basic and diluted)	51,260,000	10,152,000	51,260,000	10,152,000

Basic and diluted earnings (loss) per share	$0.01	$(0.03)	$0.00	$(0.02)

10.	Related Party Transactions and Balances

The Company engaged in related party transactions with certain shareholders, and a company under common control as described below.

On May 27, 2011, the Company entered into an agreement with a company under common control, True Technology Company Limited (“True Technology”), under which True Technology hosts the Company’s servers and provides a connection between the customer’s servers and the internet using True Technology’s public network connections. The fee for these services was $12,894 per month through April 2013 when the fee was reduced to $3,868 per month and is recorded as trading platform rent as a component of general and administrative expenses.  Included in trading platform rental fees in the accompanying statements of comprehensive income for the six month periods ended September 30, 2013 and 2012, are rental fees which were paid to True Technology of $23,201 and $77,373 respectively.  Rental fees paid to True Technology for the three month periods ended September 30, 2013 and 2012 were $11,605 and $38,683, respectively.

Included in employee compensation and benefits in the accompanying statements of operations for the six month periods ending September 30, 2013 and 2012, are salaries and director compensation of $15,467 and $15,467 respectively, which were paid to two of the Company’s shareholders.  Compensation and benefits paid to these shareholders for the three month periods ended September 30, 2013 and 2012 were $7,737 and $7,737, respectively.

During the six month period ended September 30, 2012, Man Long paid legal and professional fees amounting to $20,257 on behalf of eBullion which are recorded as a related party receivable on the accompanying balance sheet for Man Loong at March 31, 2013.

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

11.	Commitments

Leases – the Company leases office space under non-cancellable operating lease agreements that expire on various dates through 2016.

In December 2012, the Company entered into a new lease agreement on approximately 10,000 square feet of office space which replaced its existing office facilities.  The Company occupied the new space in January 2013.  Under terms of the lease, the Company paid approximately $192,000 in lease deposits and is committed to lease and management fee payments of approximately $46,647 per month for 29 months.

In May 27, 2011, the Company entered into an agreement with True Technology, a company under common control under which True Technology hosts the Company’s servers and provides a connection between the customer’s servers and the internet using True Technology’s public network connections. The fees paid to True Technology are approximately $12,894 per month for 12 months after which the fees were reduced to $3,868 per month for 24 months.

Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases and trading platform fees, are as follows:

Period ending September 30,

2014	$606,209
2015	582,999
2016	93,298
$1,282,505

eBullion, Inc.
Notes to Consolidated Financial Statements
For the Three and Six Month Periods Ended September 30, 2013 and 2012
(Expressed in US Dollars)

12.	Common Stock

Prior to the Merger, the Company issued 50,760,000 shares of common stock to directors as founder shares.

On April 3, 2013, the Company issued 50,760,000 of its common stock as founder shares in exchange 100% of Man Loong’s outstanding shares to complete the Merger.

Subsequent to the Merger, the Company issued 500,000 shares of common stock, with par value $0.0001 to various investors for total cash proceeds of $240,044.

As of September 30, 2013, the Company had a total of 51,260,000 shares issued and outstanding.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Man Loong Bullion Company Limited:

We have audited the accompanying balance sheets of Man Loong Bullion Company Limited (the "Company"), as of March 31, 2013 and 2012, and the related statements of comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Man Loong Bullion Company Limited as of March 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton & Chia, LLP

Newport Beach, California
June 24, 2013

Man Loong Bullion Company Limited.
Balance Sheets
As of March 31, 2013 and 2012
(Expressed in US dollars)

	2013	2012
ASSETS
Current Assets:
Cash	$1,415,630	$1,703,019
Commissions receivable	390,441	384,608
Related party receivable	20,257	-
Deposits and prepaid expenses	163,199	105,732
Total current assets	1,989,527	2,193,358

Noncurrent Assets:
Deposits and prepaid expenses	191,714	-
Equipment, net	334,909	11,727
Total noncurrent assets	526,623	11,727

Total assets	$2,516,150	$2,205,085

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank overdraft	$55,283	$166,538
Accrued liabilities	9,017	5,152
Customer deposits	269,478	391,908
Income taxes	43,675	49,714
Total current liabilities	377,453	613,312
Noncurrent Liabilities:
Deferred income taxes payable	9,285	-
Total liabilities	386,738	613,312

Commitments
Shareholders’ Equity
Common stock, $0.129 par value, 20,000,000 shares authorized, 10,152,000 shares issued and outstanding	1,309,678	1,309,678
Retained earnings	821,982	284,096
Accumulated other comprehensive loss	(2,248)	(2,001)
Total shareholders’ equity	2,129,412	1,591,773
Total liabilities and shareholders’ equity	$2,516,150	$2,205,085

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Comprehensive Income
For the Years Ended March 31, 2013 and 2012
(Expressed in US dollars)

	2013	2012
REVENUES

Commission revenue	$2,825,214	$2,032,495

EXPENSES
General and administrative	1,613,446	1,190,625
Employee compensation and benefits	546,344	537,230
Depreciation and amortization	23,210	8,201
Total expenses	2,183,001	1,736,056

INCOME BEFORE INCOME TAXES	642,214	296,439

PROVISION FOR INCOME TAXES
Current	95,033	49,598
Deferred	9,294	-
Total provision for income taxes	104,327	49,598

NET INCOME	537,886	246,841

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	(247)	5,473
COMPREHENSIVE INCOME	$537,639	$252,314

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	10,152,000	10,152,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Basic and diluted earnings per common share	$0.05	$0.02

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Shareholders’ Equity
For the Years Ended of March 31, 2013 and 2012
(Expressed in US dollars)

				Accumulated
	Common Stock			Other	Total
	Number of		Retained	Comprehensive	Shareholders’
	Shares	Par Value	Earnings	Income (Loss)	Equity

BALANCE, March 31, 2011	10,152,000	$1,309,678	$680,163	$(7,474)	$1,982,367

Net income	-	-	246,841	-	246,841

Foreign currency translation adjustment	-	-	-	5,473	5,473

Dividends paid	-	-	(642,908)	-	(642,908)
BALANCE, March 31, 2012	10,152,000	$1,309,678	$284,096	$(2,001)	$1,591,773

Net income	-	-	537,886	-	537,886

Foreign currency translation adjustment	-	-	-	(247)	(247)

BALANCE, March 31, 2013	10,152,000	$1,309,678	$821,982	$(2,248)	$2,129,412

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Statements of Cash Flows
For the Years ended March 31, 2013 and 2012
(Expressed in US dollars)

	2013	2012
OPERATING ACTIVITIES:
Net income	$537,886	$246,841

Adjustments to reconcile net income to net cashprovided by (used in) operating activities
Depreciation and amortization	28,861	8,201
Changes in operating assets and liabilities:
Commission receivable	(5,788)	1,663,627
Deposits and prepaid expenses	(249,407)	(21,911)
Bank overdraft	(111,386)	110,731
Accrued liabilities	3,868	-
Customer deposits	(122,600)	229,715
Income taxes payable	(6,051)	(91,823)
Deferred income taxes	9,294	-
Net cash provided by operating activities	84,677	2,145,381

INVESTING ACTIVITIES:
Related party receivable	(20,277)	-
Purchase of equipment	(352,291)	-
Net cash used in investing activities	(372,568)	-

FINANCING ACTIVITIES:
Dividend paid	-	(643,984)
Net cash used in financing activities	-	(643,984)

NET INCREASE (DECREASE) IN CASH	(287,891)	1,501,397
EFFECT OF EXCHANGE RATE CHANGES ON CASH	502	3,920
Cash, beginning of year	1,703,019	197,701
Cash, end of year	$1,415,630	$1,703,019
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the year	101,041	141,251

The accompanying notes are an integral part of these financial statements.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

1.	Nature of Operations and Basis of Presentation

Man Loong Bullion Company Limited (“the Company” or “Man Loong”) was incorporated in Hong Kong in 1974 and, in 2009, was re-registered under Hong Kong law as a limited liability company.  The Company provides gold and silver price index trading services on its proprietary, 24-hour electronic trading platform and a telephone transaction system located in Hong Kong.  The Company is licensed through the Chinese Gold and Silver Exchange Society (“CGSE”) a self-regulatory organization located in Hong Kong which acts as an exchange for the trading of Kilo gold and Loco London gold and silver price indexes quoted on the London Metals Exchange.

The Company is not a counter party for trades entered through its trading platform and telephone transaction system, and instead, contracts with agents who pay Man Loong a fixed commission on each trade that the Company executes for the agents’ customers.

In January 2010, the Company signed an agency agreement with one of its shareholders.  Under the agreement, the shareholder agreed to indemnify the Company from any trading losses that occur from his customers that place funds on deposit with Man Loong.  As of and for the years ended December 31, 2012 and 2011, no trading losses were incurred by Man Loong as part of the relationship with the shareholder and his customers. The agreement expired on September 1, 2012, and effective November 2012, the Company discontinued trades that would be included under the agreement and all customer deposits related to the shareholder’s customers were repaid by February 2013.

On April 3, 2013, the Company’s shareholders exchanged 100% of their shares for 100% of the shares of eBullion Company, Inc. (“eBullion”) a company incorporated in the United States.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). Our fiscal year end is as of March 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in these estimates are recorded when known.  Significant estimates made by management include:

        ●  Valuation of assets and liabilities
        ●  Useful lives of equipment
        ●  Other matters that affect the reported amounts and disclosures of contingencies in the financial statements.

Actual results could differ from those estimates.

Reclassifications Certain reclassifications have been made to amounts reported in the previous year to conform to the 2013 presentation. Such reclassifications had no effect on net income.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. The Company is not a counter party for trades executed through its trading platform and telephone transaction system and, instead recognizes revenue to the extent of the flat-fee commission it receives on each trade.

Advertising

Advertising costs are incurred for the production and communication of advertising, as well as other marketing activities. The Company expenses the cost of advertising as incurred. The Company did not capitalize any production costs associated with advertising for 2013 or 2012. The total amount charged to advertising expense was $13,951 and $7,776 for the years ended March 31, 2013 and 2012, respectively.

Cash and cash equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposits, money market accounts, and investment grade commercial paper that are readily convertible to cash and purchased with original maturities of three months or less.  As of March 31, 2013 and 2012, the Company had no cash equivalents.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements”, defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for cash, commissions and related party receivables, accrued expenses and other liabilities qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The standard establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by the standard are as follows:

Level-1  Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level-2  Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry- standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

Level-3  Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs.

Commissions Receivable

Commissions receivable represent commissions to be collected from agents for trades executed through the balance sheet date. Commissions receivable are typically remitted to the Company within 30 days of trade execution.  Man Loong has not historically incurred credit losses on these commissions receivable. As of March 31, 2013 and 2012, the Company has no reserve for credit losses nor incurred any bad debts for the years then ended.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Deposits and Prepaid Expenses

The Company records goods and services paid for but not received until a future date as deposits and prepaid expenses.  These primarily include deposits and prepayments for occupancy related expenses.  Any deposit or prepaid expense to be realized beyond the next 12 months is classified as a non-current asset in the accompanying balance sheets.

Equipment

Equipment is stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use.

Equipment is depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment	5 years

Expenditure for maintenance and repairs is charged to expense as incurred. Additions, renewals and betterments are capitalized.

Gain or loss on disposal of equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, if any, and is recognized as income or loss in the accompanying statements of comprehensive income.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Reporting Currency and Foreign Currency Translation

As of March 31, 2013 and 2012, the accounts of the Company are maintained in their functional currencies, which is the Hong Kong dollar ("HK$"). The financial statements of the Company have been translated into U.S. dollars which is Man Loong’s reporting currency. All assets and liabilities of the Company are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at historical rates and the statements of comprehensive income, and statements of cash flows are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under comprehensive income and accumulated translation adjustments are reported as a separate component of shareholders’ equity.

Foreign exchange rates used:

	2013	2012

Period end USD/HK$ exchange rate	7.76315	7.76417
Average USD/HK$ exchange rate	7.75567	7.77716

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.

Accrued Liabilities

Accrued liabilities represent accrued audit fees payable to the Company’s statutory auditors and accountants.

Customer Deposits

As discussed further in Note 1, customer deposits at March 31, 2012 were opened pursuant to an agency agreement with a shareholder of Man Loong.  Under terms of that agreement, the shareholder agreed to indemnify the Company for any trading losses incurred by those customers.  The agreement expired on September 1, 2012, and effective November 2012, the Company discontinued trades that would be included under the agreement and all customer deposits related to the shareholder’s customers were repaid by February 2013.

Accordingly, the Company had no risk of loss related to customer deposits at March 31, 2013 and 2012 and for the years then ended.

Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive loss consists of adjustments resulting from translating the Company’s functional currency, the HK dollar to its reporting currency, the U.S. dollar.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Income Taxes

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has adopted the provisions of the interpretation, of ASC 740, Accounting for Uncertainty in Income Taxes.  The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing the interpretation.  The Company files income tax returns in Hong Kong and is no longer subject to tax examinations by tax authorities for years before 2007.  At March 31, 2013 and 2012, Man Loong had no uncertain tax positions.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260 Earnings Per Share.  ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the year.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted earnings per share includes the estimated impact of the exercise of contracts to purchase common stocks using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method.

Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The Company does not have any securities that may potentially dilute the basic earnings per share.

Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains or losses resulting from translating the Company’s functional currency, the HK dollar to its reporting currency, the U.S. dollar.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

Recently Adopted Accounting Standards

In January 2013, we adopted FASB ASU No. 2011-11, Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities.  The amendments in ASU 2011-11 require the disclosure of information on offsetting and related arrangements for financial and derivative instruments to enable users of its financial statements to understand the effect of those arrangements on its financial position.  Amendments under ASU 2011-11 will be applied retrospectively for fiscal years, and interim periods within those years, beginning after January 1, 2013.  The adoption of this update did not have a material impact on the Company’s financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 820): Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities. This standard clarifies the scope of the disclosure requirements for offsetting assets and liabilities which apply to certain derivative instruments in ASU 2011-11. ASU 2013-01 is effective for fiscal years and interim periods beginning on or after January 1, 2013 with early adoption permitted. The adoption of ASU 2013-01 did not have a material impact on the Company’s financial statements.

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, Comprehensive Income (Topic 220), Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income.  ASU 2013-02 requires entities to disclose changes in accumulated other comprehensive income by component within other comprehensive income, and to make those disclosures either on the face of the income statement or in a separate footnote.  ASU 2013-02 is effective for fiscal years and interim periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Company’s financial statements.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-04, Technical Amendments and Corrections.  The updates to current guidance make the codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarification. ASU 2012-04 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material effect on the Company’s financial statements.

In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The amendments in ASU 2013-04 provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this Update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this standard are effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We are evaluating the effect, if any, adoption of ASU No. 2013-04 is not expected to have a material effect on the Company’s financial statements.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

2.	Summary of Significant Accounting Policies - continued

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830), Parent’s Accounting for Cumulative Translation Adjustments Upon Derecognition of Certain Subsidiaries or Groups of Assets Within a Foreign Entity or an Investment in a Foreign Entity.  ASU 2013-05 requires entities to release the entire balance of cumulative translation adjustment to the entity’s investment in a foreign entity when there is a; 1) sale of the subsidiary or group of net assets within the foreign entity; 2) loss of controlling financial interest in an investment in a foreign entity; or, 3) a step acquisition of a foreign entity such that the reporting entity changes from the equity method to consolidation of the foreign entity.  ASU 2013-05 is effective for fiscal periods beginning after December 15, 2013. The adoption of ASU 2013-05 is not expected to have a material effect on the Company’s financial statements.

In April 2013, the FASB issued ASU 2013-07, Presentation of Financial Statements (Topic 205), Liquidation Basis of Accounting.  ASU-2013-07 requires the reporting entity to use the liquidation basis of accounting to present its financial statements when it determines that liquidation is imminent.  ASU 2013-07 is effective for fiscal periods beginning after December 15, 2013. The adoption of ASU 2013-07 is not expected to have a material effect on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.	Deposits and Prepaid Expenses

Deposits and prepaid expenses consisted of the following as of March 31, 2013 and 2012:

	2013	2012
Current
Rent and occupancy deposits	$99,652	$86,285
Prepaid rent	63,547	19,447
	163,199	105,732
Noncurrent
Rent and occupancy deposits	191,714	-
Total deposits and prepaid expenses	$354,913	$105,732

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

4.	Equipment

Equipment, including leasehold improvements, consisted of the following as of March 31, 2013 and 2012:

	2013	2012
Office equipment	$260,180	$25,039
Computer equipment	41,506	7,248
Furniture and fixtures	50,265	8,659
	351,951	40,947
Less: Accumulated depreciation	(17,042)	(29,220)

Equipment, net	$334,909	$11,727

Depreciation expense was $23,210 and $8,201 for the years ended March 31, 2013 and 2012, respectively, and was recorded as depreciation and amortization in the accompanying statements of comprehensive income.

5.	Customer Deposits

Customer deposits were $269,478 and $391,908 at March 31, 2013 and 2012, respectively, and were recorded as a current liability in the accompanying balance sheets.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

6.	General and Administrative Expenses

General and administrative expenses consist of the following for the years ended March 31, 2013 and 2012:

	2013	2012
Marketing expenses	$384,058	$322,688
Trading platform rent	$359,267	335,721
Transportation	80,664	82,246
Internet	15,668	55,479
Travel and entertainment	83,052	54,046
Computers and software	72,801	47,152
Legal and professional	101,168	14,040
Licenses	8,320	6,145
Occupancy	419,555	203,919
Advertising	13,951	7,776
Other	74,941	61,413

	$1,613,446	$1,190,625

7.	Income Taxes

Under Hong Kong Profits Tax Law, the Company is subject to profits tax at a statutory rate of 16.5% on income reported in its statutory financial statements after appropriate tax adjustments.

Reconciliation of income tax provision to the amount computed by applying the current statutory rate to income before income taxes is as follows:

	2013	2012

Income tax provision on income before taxes	$105,965	$48,912

Non-deductible expenses	1,526	1,964

Other	(3,164)	(1,278)

Total tax provision	$104,327	$49,598

As March 31 2013 and 2012, the Company’s differences between the book and tax basis of equipment gave rise to deferred income tax liabilities of $9,294 and $0, respectively which are recorded as noncurrent in the accompanying balance sheets.  The Company had no other differences between the book and tax basis of assets and liabilities as of March 31, 2013 and 2012.

As a result of the implementation of ASC 740, Accounting for Income Taxes, Man Loong recognized no material adjustment to unrecognized tax benefits.  The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in the accompanying statements of comprehensive income. Man Loong has incurred no interest or penalties during the years ended March 31, 2013 and 2012.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

8.	Earnings Per Share

Earnings per share (“EPS”) information for the years ended March 31, 2013 and 2012 was determined by dividing net income for the year by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

As of and for the years ending March 31, 2013 and 2012, the Company did not have any securities that may potentially dilute the basic earnings per share.  Therefore basic and diluted earnings per share for the respective years are the same.

	2013	2012
Numerator
Net income attributable to common shareholders	$537,886	$246,841

Denominator
Weighted average shares of common stock (basic and diluted)	10,152,000	10,152,000

Basic and diluted earnings per common stock	$0.05	$0.02

9.	Related Party Transactions and Balances

The Company engaged in related party transactions with certain shareholders, and a company under common control as described below.

Included in customer deposits in the accompanying balance sheet at March 31, 2012 are deposits amounting to $391,908 which were owed to customers of a shareholder and were covered under an agency agreement with the shareholder. That agreement expired on September 1, 2012, and in February 2013, all such customer deposits were repaid.

Dividends paid to shareholders were $0 and $643,984 for the years ended March 31, 2013 and 2012, respectively.

On May 27, 2011, the Company entered into an agreement with a company under common control, True Technology Company Limited (“True Technology”), under which True Technology hosts the Company’s servers and provides a connection between the customer’s servers and the internet using True Technology’s public network connections. The fee for these services is $12,894 per month through April 2013 when the fee was reduced to $3,868 per month and is recorded as trading platform rent as a component of general and administrative expenses. Included in trading platform rental fees in the accompanying statements of comprehensive income for the years ended March 31, 2013 and 2012, are rental fees of $154,725 and $154,297 which were paid to a company under common control, True Technology.

Included in employee compensation and benefits in the accompanying statements of operations for the periods ending June 30, 2013 and 2012, are salaries paid to Mr. Choi of $3,865 and $3,865, respectively and director’s compensation paid to Mr. Wong of $3,865 and $3,865, respectively. Mr. Choi is Man Loong’s chief executive officer, director and 49.5% shareholder Mr. Wong is a director and 3.7% shareholder.

During the year ended March 31, 2013, Man Long paid legal and professional fees amounting to $20,257 on behalf of eBullion which are recorded as a related party receivable on the accompanying balance sheets.

Man Loong Bullion Company Limited.
Notes to Financial Statements
For the Years Ended March 31, 2013 and 2012
(Expressed in US Dollars)

10.	Commitments

Leases - The Company leases office space under non-cancellable operating lease agreements that expire on various dates through November 30, 2015.

In May 27, 2011, the Company entered into an agreement with True Technology, a company under common control under which True Technology hosts the Company’s servers and provides a connection between the customer’s servers and the internet using True Technology’s public network connections. The fees paid to True Technology are approximately $12,894 per month for 12 months after which the fees were reduced to approximately $3,868 per month for 24 months.

Future annual minimum lease payments, including maintenance and management fees, for non-cancellable operating leases and trading platform fees, are as follows:

Year ending March 31,

2014	$606,177
2015	606,177
2016	373,173
$1,585,527

    Further break down of lease payments

	True Technology trading platform fees	Office lease payments	Management Fees
2014	46,418	462,479	97,280	$606,177
2015	46,418	462,479	97,280	606,177
2016	-	308,319	64,854	373,173
				$1,585,527

In December 2012, the Company entered into a new lease agreement on approximately 10,000 square feet of office space which replaced its existing office facilities.  Man Loong occupied the new space in January 2013.  Under terms of the lease, the Company paid approximately $192,000 in lease deposits and is committed to lease and management fee payments of approximately $46,647 per month for 32 months.

eBullion, Inc.
A DEVELOPMENT STAGE COMPANY
March 31, 2013

Page(s)

Report of Independent Registered Public Accounting firm	F-41

Financial Statements:

Balance Sheet as of March 31, 2013	F-42

Statement of Operations for the Period From January 28, 2013 (Inception) to March 31, 2013	F-43

Statement of Stockholders’ Deficit for the Period from January 28, 2013 (Inception) through March 31, 2013	F-44

Statement of Cash Flows for the Period from January 28, 2013 (Inception) to March 31, 2013	F-45

Notes to Financial Statements	F-46 to F-48

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
eBullion, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of eBullion, Inc. (a development stage company) as of March 31 2013 and the related statements of operations, stockholders’ deficit and cash flows for the period from January 28, 2013 (inception) to March 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eBullion, Inc. (a development stage company) as of March 31, 2013 and the results of its operations and its cash flows for the period from January 28, 2013 (inception) to March 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a loss since inception, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, CA
June 24, 2013

eBullion, Inc.
(A Development Stage Company)
Balance Sheet

As of March 31, 2013

ASSETS

CURRENT ASSETS:
Cash	$-
TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$792
Related party payable	20,266
TOTAL LIABILITIES	21,058

STOCKHOLDERS' DEFICIT:
Preferred stock, $.0001 par value; 50,000,000 shares authorized; none issued and outstanding	-
Common stock, $.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	-
Net loss	(21,058)
TOTAL STOCKHOLDERS' DEFICIT	(21,058)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-

The accompanying notes are an integral part of the financial statements.

eBullion, Inc.
(A Development Stage Company)
Statement of Operations

Cumulative from January 28, 2013 (the date of inception) to March 31, 2013

Revenue	$-

Operating Expenses:

General and administrative
Courier charges	124
Legal and professional fees	20,933

Total Operating Expenses:	21,058

Net loss	$(21,058)

Net loss per share (basic and diluted)	$-

The accompanying notes are an integral part of the financial statements.

eBullion, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit

	Common		Accumulated
	Shares	Amount	Deficit	Total
Balance as of January 28, 2013
	-	$-	$-	$-

Net loss	-	-	(21,058)	(21,058)
Balance as of March 31, 2013	-	$-	$(21,058)	$(21,058)

The accompanying notes are an integral part of the financial statements.

eBullion, Inc.
(A Development Stage Company)
Statement of Cash Flows

Cumulative from January 28, 2013 (the date of inception) to March 31, 2013

Operating Activities

Net loss	$(21,058)
Adjustments to reconcile net loss to net change in cash from operating activities
Increase in accounts payable	792
Increase in related party payable	20,266
Net change in cash	-

Cash at beginning of the period	-
Cash at end of the period	$-

The accompanying notes are an integral part of the financial statements.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization and Business

eBullion, Inc. (“the Company” or “eBullion”) was incorporated in the state of Delaware on January 28, 2013 for the purpose of raising capital that is intended to be used in connection with its business plan which may include a possible merger, acquisition or other business combination with an operating business.

The Company is currently in the development stage. All activities of the Company to date relate to its organization, initial funding and share issuances.

On April 3, 2013, the Company issued 50,760,000 common shares and exchanged those shares for 100% of the common shares of Man Loong Bullion Company Limited (“Man Loong”) a company incorporated in Hong Kong.  Upon completion of this transaction, Man Loong became a 100% owned subsidiary of eBullion.  This transaction was accounted for as a reverse take-over.

On April 5, 2013, the Company completed a private placement of 500,000 shares of common stock for net proceeds of $239,025.

(b)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Our fiscal year end is as of March 31.

(c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Development Stage

The Company has been in the development stage since its formation on January 28, 2013.  It has primarily engaged in raising capital to carry out its business plan, as described above. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops its operating plan.  The Company's ability to eliminate operating losses and to generate positive cash flows in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on any obligations it may incur.

(e)	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had no cash at March 31, 2013.

(f)	Loss Per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period.  The Company has incurred a loss during the current period; therefore any potentially dilutive shares are excluded, as they would be anti-dilutive. The Company has not issued any common shares and does not have any potentially dilutive instruments for this reporting period.

(g)	Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●  Level 3 inputs are unobservable inputs for the asset or liability.

The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

NOTE 2 - STOCKHOLDERS’ DEFICIT

The Company is authorized to issue 500,000,000 shares of common stock and 50,000,000 shares of preferred stock.  As of March 31, 2013, no shares of common stock or preferred stock were issued and outstanding.

 NOTE 3  - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has a deficit accumulated during the development stage, used cash from operations since its inception, and had no working capital at February 15, 2013. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s ability to continue as a going concern is also dependent on its ability to find a suitable target company and enter into a possible reverse merger with such company. Management’s plan includes obtaining additional funds by equity financing through a reverse merger transaction and/or related party advances; however there is no assurance of additional funding being available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty.

NOTE 4 - RELATED PARTY TRANSACTION

During the period from January 28, 2013 (inception) to March 31, 2013, Man Loong and a shareholder of Man Loong paid $20,266 on the Company’s behalf for certain courier charges and legal and professional fees.  Subsequent to March 31, 2013, eBullion will reimburse Man Loong and the shareholder for all such expenses.  Accordingly, the Company has recorded these payments as a related party payable in the accompanying balance sheet.

NOTE 5 - INCOME TAXES

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of March 31, 2013, there were no deferred taxes.  At March 31, 2013, we had no uncertain tax positions.

NOTE 6 - RECENT ACCOUNTING PROUNCEMENTS

Adopted

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, Comprehensive Income (Topic 220), Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income.  ASU 2013-02 requires entities to disclose changes in accumulated other comprehensive income by component within other comprehensive income, and to make those disclosures either on the face of the income statement or in a separate footnote.  ASU 2013-02 is effective for fiscal years and interim periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Company’s financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 820): Clarifying the Scope of Disclosures About Offsetting Assets and Liabilities. This standard clarifies the scope of the disclosure requirements for offsetting assets and liabilities which apply to certain derivative instruments in ASU 2011-11. ASU 2013-01 is effective for fiscal years and interim periods beginning on or after January 1, 2013 with early adoption permitted. The adoption of ASU 2013-01 did not have a material impact on the Company’s financial statements.

Not Adopted

In July 2012, the FASB issued ASU 2012-04, Technical Amendments and Corrections.  The updates to current guidance make the codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarification. ASU 2012-04 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material effect on the Company’s financial statements.

In April 2013, the FASB issued ASU 2013-07, Presentation of Financial Statements (Topic 205), Liquidation Basis of Accounting.  ASU-2013-07 requires the reporting entity to use the liquidation basis of accounting to present its financial statements when it determines that liquidation is imminent.  ASU 2013-07 is effective for fiscal periods beginning after December 15, 2013. The adoption of ASU 2013-07 is not expected to have a material effect on the Company’s financial statements.

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830), Parent’s Accounting for Cumulative Translation Adjustments Upon Derecognition of Certain Subsidiaries or Groups of Assets Within a Foreign Entity or an Investment in a Foreign Entity.  ASU 2013-05 requires entities to release the entire balance of cumulative translation adjustment to the entity’s investment in a foreign entity when there is a; 1) sale of the subsidiary or group of net assets within the foreign entity; 2) loss of controlling financial interest in an investment in a foreign entity; or, 3) a step acquisition of a foreign entity such that the reporting entity changes from the equity method to consolidation of the foreign entity.  ASU 2013-05 is effective for fiscal periods beginning after December 15, 2013. The adoption of ASU 2013-05 is not expected to have a material effect on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

PART  II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission (“SEC”) registration fee, are estimates.

SEC registration fee	$34
Accounting fees and expenses	80,000
Legal fees and expenses	75,000
Printing and related expenses	5,000
Transfer agent fees and expenses	2,000
Miscellaneous	966
Total	$163,000

Item 14.   Indemnification of Directors and Officers.

Pursuant to our Certificate of Incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors was to determine that a takeover proposal was not in our best interest, shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

●	effecting an acquisition that might complicate or preclude the takeover.

The Delaware General Corporation Law (“Delaware Corporate Law”), with certain exceptions, permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our Certificate of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent now or hereafter permitted by Delaware Corporate Law. The indemnification provided by Delaware Corporate Law and our  Certificate of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 15.   Recent Sales and Issuances of Unregistered Securities.

In April 2013, we issued an aggregate of 50,760,000 shares of our common stock to five individuals, all of whom were in exchange for all of the outstanding equity of Man Loong. The issuance was not a public offering as defined in Section 4(a)(2) of the Securities Act because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, certificates bearing a legend stating that such options and the underlying shares are restricted. This restriction ensured that these securities will not be immediately redistributed into the market and therefore be part of a public offering. This issuance was done with no general solicitation or advertising by the Company. Based on an analysis of the above factors, the Company met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for the transactions.

On March 27, 2013, we agreed to sell an aggregate of 490,500 shares of Common Stock to 29 non-U.S. investors for a purchase price of $.50 per share, all of whom were not a “U.S. person,” as defined by Regulation S. The sale of the shares closed and was funded on April 5, 2013 simultaneous with the Company’s Regulation D offering referred to below. The issuance was not a public offering as defined in Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder, as applicable, because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering.  promulgated under the Securities Act and  Each investor represented, among other things, that he or she was not a “U.S. person,” as that term is defined in Rule 902(k) of Regulation S, that he or she was outside the United States when receiving and executing their subscription agreement, that their principal address is outside the United States, that they have no present intention of becoming a resident of (or moving their principal place of business to) the United States and that the shares were being acquired solely for their own account and not for the account or the benefit of a U.S.Person.  In addition, the investors had the necessary investment intent required by Section 4(a)(2) since they agreed to, and received, certificates bearing a legend stating that the securities they received  are restricted. This restriction ensured that these securities will not be immediately redistributed into the market and therefore be part of a public offering. This issuance was also completed with no general solicitation or advertising by the Company. Based on an analysis of the above factors, the Company met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for the offering.

On April 4, 2013, we agreed to sell an aggregate of 9,500 shares of Common Stock to 19 investors for a purchase price of $.50 per share, all of whom were “accredited investors” as defined by Regulation D. The sale of the shares closed and was funded on April 5, 2013 simultaneous with the Company’s Regulation S offering referred to above. The issuance was not a public offering as defined in Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder, as applicable, because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent  required by Section 4(a)(2) since they agreed to, and received, certificates bearing a legend stating that the securities they received  are restricted. This restriction ensured that these securities will not be immediately redistributed into the market and therefore be part of a public offering. This issuance was also completed  with no general solicitation or advertising by the Company. Based on an analysis of the above factors, the Company met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for the offering.

Item 16.   Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation dated January 28, 2013(1)
3.2	By-Laws(1)
5.1	Opinion of Gracin & Marlow, LLP*
10.1	Contribution Agreement dated April 3, 2013(1)
10.2	Lease Agreement(1)
10.3	Software Development License and Maintenance Agreement dated April 1, 2013 between True Technology Company and Man Loong Bullion Company Limited(1)
10.4	Standard Form of Customer Agency Agreement(1)
10.5	Agency Agreement dated January 1, 2010, between Man Loong Bullion Company Limited and Mr. Wong Hak Yim(1)
10.6	Schedule to Form of Agency Agreement(1)
10.7	Form of Employment Agreement(1)
10.8	Employment Agreement between Man Loong and Mr. Choi(1)
10.9	Employment Agreement between Man Loong and Mr. Li.(1)
10.10	Agreement between Man Loong and Joseph Havlin(1)
10.11	Trading Account Form*
10.12	Loan Agreement between Man Loong Bullion Company and Ebullion Trade Company Limited*
21.1	List of subsidiaries(1)
23.1a	Consent of Registered Public Accounting Firm eBullion, Inc.*
23.1b	Consent of Registered Public Accounting Firm-Man Loong Bullion Company*
23.2	Consent of Gracin & Marlow, LLP (included in Exhibit 5.1)*

*    Filed Herewith
(1)  Previously Filed

Item 17.   Undertakings

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed on the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kowloon, Hong Kong, on December 23, 2013.

eBullion, Inc.

By:	/s/ Kee Yuen Choi
Kee Yuen Choi, Chief Executive Officer and Director

By:	/s/ Chui Chui Li
Chui Chui Li, Chief Financial Officer,
Treasurer, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kee Yuen Choi	Chief Executive Officer and Director	December 23, 2013
Kee Yuen Choi	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Chui Chui Li*	Chief Financial Officer, Treasurer, Secretary and Director	December 23, 2013
Chui Chui Li

/s/ Hak Yim Wong*	Director	December 23, 2013
Hak Yim Wong

/s/ Joseph Havlin*	Director	December 23, 2013
Joseph Havlin

/s/ Lai Keung Chan*	Director	December 23, 2013
Lai Keung Chan

*By	/s/ Kee Yuen Choi
as attorney-in-fact